                                                                     Exhibit 2.1




                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            INTUITIVE SURGICAL, INC.,

                          IRON ACQUISITION CORPORATION

                                       AND

                              COMPUTER MOTION, INC.

                            DATED AS OF MARCH 7, 2003
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                                TABLE OF CONTENTS

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
ARTICLE 1. THE MERGER........................................................................................     2


   Section 1.1    The Merger.................................................................................     2

   Section 1.2    Effective Time.............................................................................     2

   Section 1.3    Effect of the Merger.......................................................................     2

   Section 1.4    Certificate of Incorporation; By-laws......................................................     2

   Section 1.5    Directors and Officers.....................................................................     2

ARTICLE 2. CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES................................................     3


   Section 2.1    Conversion of Securities...................................................................     3

   Section 2.2    Exchange of Certificates...................................................................     5

   Section 2.3    Stock Transfer Books.......................................................................     9

   Section 2.4    Stock Options..............................................................................     9

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................................................    10


   Section 3.1    Organization and Qualification; Subsidiaries...............................................    10

   Section 3.2    Certificate of Incorporation and By-laws; Corporate Books and Records......................    11

   Section 3.3    Capitalization.............................................................................    11

   Section 3.4    Authority..................................................................................    13

   Section 3.5    No Conflict; Required Filings and Consents.................................................    14

   Section 3.6    Permits; Compliance With Law...............................................................    15

   Section 3.7    SEC Filings; Financial Statements..........................................................    16

   Section 3.8    Disclosure Documents.......................................................................    17

   Section 3.9    Absence of Certain Changes or Events.......................................................    18

   Section 3.10   Employee Benefit Plans.....................................................................    18

   Section 3.11   Labor and Other Employment Matters.........................................................    22

   Section 3.12   Tax Treatment..............................................................................    24

   Section 3.13   Contracts..................................................................................    24

   Section 3.14   Litigation.................................................................................    26

   Section 3.15   Environmental Matters......................................................................    27

   Section 3.16   Intellectual Property......................................................................    27

   Section 3.17   Taxes......................................................................................    29

   Section 3.18   Insurance..................................................................................    31

   Section 3.19   Opinion of Financial Advisors..............................................................    31

   Section 3.20   Vote Required..............................................................................    31

   Section 3.21   Brokers and Other Advisors.................................................................    31

   Section 3.22   Product Liability..........................................................................    32
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
   Section 3.23   Transactions with Affiliates...............................................................    32

   Section 3.24   Federal Healthcare Matters.................................................................    33

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...........................................    33


   Section 4.1    Organization and Qualification; Subsidiaries...............................................    33

   Section 4.2    Certificate of Incorporation and By-laws; Corporate Books and Records......................    33

   Section 4.3    Capitalization.............................................................................    34

   Section 4.4    Authority..................................................................................    35

   Section 4.5    No Conflict; Required Filings and Consents.................................................    36

   Section 4.6    Permits; Compliance With Law...............................................................    37

   Section 4.7    SEC Filings; Financial Statements..........................................................    38

   Section 4.8    Disclosure Documents.......................................................................    39

   Section 4.9    Absence of Certain Changes or Events.......................................................    40

   Section 4.10   Employee Benefit Plans.....................................................................    40

   Section 4.11   Labor and Other Employment Matters.........................................................    44

   Section 4.12   Tax Treatment..............................................................................    46

   Section 4.13   Contracts..................................................................................    46

   Section 4.14   Litigation.................................................................................    48

   Section 4.15   Environmental Matters......................................................................    48

   Section 4.16   Intellectual Property......................................................................    49

   Section 4.17   Taxes......................................................................................    50

   Section 4.18   Insurance..................................................................................    52

   Section 4.19   Opinion of Financial Advisors..............................................................    53

   Section 4.20   Vote Required..............................................................................    53

   Section 4.21   Brokers and Other Advisors.................................................................    53

   Section 4.22   Product Liability..........................................................................    53

   Section 4.23   Transactions with Affiliates...............................................................    54

   Section 4.24   Federal Healthcare Matters.................................................................    54

ARTICLE 5. COVENANTS.........................................................................................    54


   Section 5.1    Conduct of Business by the Company Pending the Closing.....................................    54

   Section 5.2    Conduct of Business by Parent Pending the Closing..........................................    59

   Section 5.3    Cooperation................................................................................    60

   Section 5.4    Registration Statement; Proxy Statement....................................................    60

   Section 5.5    Stockholders' Meetings.....................................................................    62

   Section 5.6    Access to Information; Confidentiality.....................................................    62

   Section 5.7    No Solicitation of Transactions............................................................    63

   Section 5.8    Appropriate Action; Consents; Filings......................................................    65
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
   Section 5.9    Certain Notices............................................................................    67

   Section 5.10   Public Announcements.......................................................................    67

   Section 5.11   Stock Exchange Listing.....................................................................    67

   Section 5.12   Employee Benefit Matters...................................................................    67

   Section 5.13   Indemnification of Directors and Officers..................................................    68

   Section 5.14   Plan of Reorganization.....................................................................    69

   Section 5.15   Affiliate Agreements.......................................................................    69

   Section 5.16   Company Rights Agreement...................................................................    70

   Section 5.17   Patent Litigation and Administrative Proceedings...........................................    70

   Section 5.18   Board of Directors.........................................................................    72

   Section 5.19   Termination of 401(k) Plan.................................................................    72

   Section 5.20   Employee Stock Purchase Plan...............................................................    72

ARTICLE 6. CLOSING CONDITIONS................................................................................    73


   Section 6.1    Conditions to Obligations of Each Party Under This Agreement...............................    73

   Section 6.2    Additional Conditions to Obligations of Parent and Merger Sub..............................    74

   Section 6.3    Additional Conditions to Obligations of the Company........................................    76

ARTICLE 7. TERMINATION, AMENDMENT AND WAIVER.................................................................    76


   Section 7.1    Termination................................................................................    76

   Section 7.2    Effect of Termination......................................................................    79

   Section 7.3    Amendment..................................................................................    80

   Section 7.4    Waiver.....................................................................................    81

   Section 7.5    Fees and Expenses..........................................................................    81

ARTICLE 8. GENERAL PROVISIONS................................................................................    81


   Section 8.1    Non-Survival of Representations and Warranties.............................................    81

   Section 8.2    Notices....................................................................................    82

   Section 8.3    Certain Definitions........................................................................    82

   Section 8.4    Terms Defined Elsewhere....................................................................    89

   Section 8.5    Headings...................................................................................    92

   Section 8.6    Severability...............................................................................    92

   Section 8.7    Entire Agreement...........................................................................    93

   Section 8.8    Assignment.................................................................................    93

   Section 8.9    Parties in Interest........................................................................    93

   Section 8.10   Mutual Drafting............................................................................    93

   Section 8.11   Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury............................    93

   Section 8.12   Disclosure.................................................................................    94

   Section 8.13   Counterparts...............................................................................    95
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
   Section 8.14   Specific Performance.......................................................................    95

EXHIBITS

EXHIBIT A         Parent Stockholders Executing Parent Support Agreements
EXHIBIT B         Form of Parent Support Agreement
EXHIBIT C         Company Stockholders Executing Company Support Agreements
EXHIBIT D         Form of Company Support Agreement

      AGREEMENT AND PLAN OF MERGER, dated as of March 7, 2003 (this "Agreement"), by and among Intuitive Surgical, Inc., a Delaware corporation ("Parent"), Iron Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Computer Motion, Inc., a Delaware corporation (the "Company").

      WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"); and

      WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub; and

      WHEREAS, as a condition to and inducement to the Company's willingness to enter into this Agreement, simultaneously with the execution of this Agreement, each of the stockholders of Parent listed on Exhibit A have entered into support agreements with the Company in the form attached hereto as Exhibit B (the "Parent Support Agreements"); and

      WHEREAS, as a condition to and inducement to Parent's and the Merger Sub's willingness to enter into this Agreement, simultaneously with the execution of this Agreement, each of the stockholders of the Company listed on Exhibit C have entered into support agreements with Parent and Merger Sub in the form attached hereto as Exhibit D (the "Company Support Agreements"); and

      WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and the Company have entered into a loan and security agreement dated the date hereof; (the "Loan Agreement"); and

      WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");
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      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE 1.
                                   THE MERGER

      Section 1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub, at the Effective Time, shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

      Section 1.2 Effective Time. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article 6, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the "Effective Time").

      Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      Section 1.4 Certificate of Incorporation; By-laws. At the Effective Time, the Certificate of Incorporation and the By-laws of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Certificate of Incorporation and the By-laws of Merger Sub, each as in effect immediately prior to the Effective Time, as the same may be amended in accordance with Section 5.13.1 hereof.

      Section 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to

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hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

                                   ARTICLE 2.
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

      Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

            Section 2.1.1 Conversion Generally.

                  Section 2.1.1.1 Company Common Stock. Each share of common stock, par value $0.001 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1.2), including the associated rights of the Company (the "Company Rights") pursuant to the Rights Agreement, dated as of June 14, 1999, between the Company and American Stock Transfer and Trust Company, as Rights Agent (the "Company Rights Agreement") shall be converted, subject to Section 2.2.5, into the right to receive a number of shares of common stock, par value $0.001 per share, of Parent ("Parent Common Stock"), equal to the Exchange Ratio. All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Common Stock was converted in the Merger. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional share of Parent Common Stock shall be issued, and in lieu thereof, a cash payment shall be made pursuant to Section 2.2.5 hereof.

                  Section 2.1.1.2 Company Preferred Stock. Each share of preferred stock, par value $0.001 per share, of the Company (the "Company Preferred Stock" and, together

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with the Company Common Stock, the "Company Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Preferred Stock to be canceled pursuant to Section 2.1.2), shall be converted, subject to Section 2.2.5, into the right to receive a number of shares of Parent Common Stock equal to that number of shares of Company Common Stock into which the Company Preferred Stock would have been convertible multiplied by the Exchange Ratio. All such shares of Company Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Preferred Stock was converted in the Merger. Certificates previously representing shares of Company Preferred Stock shall be exchanged for certificates representing whole shares of Parent Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional share of Parent Common Stock shall be issued, and in lieu thereof, a cash payment shall be made pursuant to Section 2.2.5 hereof.

                  Section 2.1.1.3 Warrants. At the Effective Time, all unexercised and unexpired warrants to purchase Company Common Stock ("Company Warrants") then outstanding will be assumed by Parent. Each Company Warrant so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in such Company Warrant and any agreements executed in connection therewith immediately prior to the Effective Time, except that (i) each Company Warrant will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and
(ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Warrant assumed, will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

            Section 2.1.2 Cancellation of Certain Shares. Each share of Company Stock held by Parent, Merger Sub, any wholly-owned subsidiary of Parent or Merger Sub, in the

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treasury of the Company or by any wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

            Section 2.1.3 Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

            Section 2.1.4 Change in Shares. If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

      Section 2.2 Exchange of Certificates.

            Section 2.2.1 Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with Computer Share, Inc. or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Stock, for exchange in accordance with this Article 2, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such certificates for shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to
Section 2.1 in exchange for outstanding shares of Company Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund. Except as contemplated by Section 2.2.5 hereof, the Exchange Fund shall not be used for any other purpose.

            Section 2.2.2 Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock (the "Certificates") (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (B) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of Company Stock formerly represented by such Certificate (after taking into account all shares of Company Stock then held by such holder), cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2.3, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to
Section 2.2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2.3.

            Section 2.2.3 Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2.5, unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and
(B) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

            Section 2.2.4 Further Rights in Company Stock. All shares of Parent Common Stock issued upon conversion of the shares of Company Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2.3 or Section 2.2.5) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock.

            Section 2.2.5 Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent.

                  Section 2.2.5.1 As promptly as practicable following the Effective Time, the Exchange Agent shall determine the difference between (A) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 2.2.1 and (B) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Stock pursuant to
Section 2.2.2 (such difference being the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of Parent Common Stock, shall sell the Excess Shares at then prevailing prices on Nasdaq, all in the manner provided in this Section 2.2.5.

                  Section 2.2.5.2 The sale of the Excess Shares by the Exchange Agent shall be executed on Nasdaq and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to such holders of

Company Stock, the Exchange Agent will hold such proceeds in trust for such holders of Company Stock as part of the Exchange Fund. The Company shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares. In addition, the Company shall pay the Exchange Agent's compensation and expenses in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Company Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Stock is entitled (after taking into account all shares of Parent Common Stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Stock are entitled.

                  Section 2.2.5.3 As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Stock with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Company Stock subject to and in accordance with the terms of Section 2.2.3.

            Section 2.2.6 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Stock for six months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Stock who have not theretofore complied with this
Article 2 shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.2.5 and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.2.3, in each case, without any interest thereon.

            Section 2.2.7 No Liability. Neither Parent nor the Company shall be liable to any holder of shares of Company Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

            Section 2.2.8 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2.3, in each case, without any interest thereon.

            Section 2.2.9 Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

      Section 2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2.3.

      Section 2.4 Stock Options. At the Effective Time, all unexercised and unexpired options to purchase Company Common Stock ("Company Options") then outstanding, under any stock option plan of the Company, including the Company's Tandem Stock Option Plan, the Company's 1997 Stock Incentive Plan or any other plan, agreement or arrangement (the "Company Stock Option Plans"), whether or not then exercisable, will be assumed by Parent.

Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the Company Stock Option Plan and any agreements thereunder immediately prior to the Effective Time, except that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Option assumed, will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. The conversion of any Company Options which are incentive stock options within the meaning of Section 422 of the Code, into options to purchase Parent Common Stock shall be made so as not to constitute a "modification" of such Company Options within the meaning of Section 424 of the Code. Continuous employment with the Company or its subsidiaries shall be credited to the optionee for purposes of determining the vesting of all assumed Company Options after the Effective Time.

                                   ARTICLE 3.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the Disclosure Schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), which identifies exceptions by specific Section references, the Company hereby represents and warrants to Parent as follows:

      Section 3.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each subsidiary of the Company (each a "Company Subsidiary" and, collectively, the "Company Subsidiaries") has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each of the Company and each Company Subsidiary has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
Section 3.1 of the Company Disclosure Schedule sets forth a true and complete list of all of the Company Subsidiaries. Except as set forth in Section 3.1 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary holds an Equity Interest in any other person.

      Section 3.2 Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of the Company's Second Amended and Restated Certificate of Incorporation (the "Company Certificate") and By-laws (the "Company By-laws") that are listed as exhibits to the Company's Form 10-K for the year ended December 31, 2001 are complete and correct copies thereof as in effect on the date hereof (the "Company Form 10-K"). The Company is not in violation of any of the provisions of the Company Certificate or the Company By-laws. True and complete copies of all minute books of the Company have been made available by the Company to Parent.

      Section 3.3 Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. As of the date hereof, (A)17,842,157 shares of Company Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) no shares of Company Common Stock were held in the treasury of the Company or by the Company Subsidiaries, and (C) 5,537,142 shares of Company Common Stock were issuable (and such number was reserved for issuance) upon exercise of Company Options outstanding as of such date. As of the date hereof, of the 5,000,000 shares of authorized Company Preferred Stock, 12,000 shares have been designated as Series A Junior Participating Preferred Stock; 12,000 shares have been designated as Series B Convertible Preferred Stock; 10,750 shares of Company Preferred Stock have been designated as Series C Convertible Preferred Stock, 8,965 shares of which have been designated as Series C-1 Convertible Preferred Stock and 1,785 shares of which have been designated as Series C-2 Convertible Preferred Stock; 10,750 shares of Company Preferred Stock have been designated as

Series D Convertible Preferred Stock ("Series D Convertible Preferred Stock"), 8,965 shares of which have been designated as Series D-1 Convertible Preferred Stock ("Series D-1 Convertible Preferred Stock") and 1,785 shares of which have been designated as Series D-2 Convertible Preferred Stock ("Series D-2 Convertible Preferred Stock"). As of the date hereof, 7,726 shares of Series D-1 Convertible Preferred Stock and 1,071 shares of Series D-2 Convertible Preferred Stock are issued and outstanding, and there are no other shares of Company Preferred Stock outstanding. Except for Company Options to purchase not more than 5,537,142 shares of Company Common Stock and Company Warrants to purchase not more than 7,416,887 shares of Company Common Stock outstanding as of the date hereof, Company Rights outstanding under the Company Rights Agreement and arrangements and agreements set forth in Section 3.3 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any Company Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any Company Subsidiary to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Since December 31, 2001, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 3.3 or Section 3.3 of the Company Disclosure Schedule. Section 3.3 of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of the prices at which outstanding Company Options may be exercised under the applicable Company Stock Option Plan, the number of Company Options outstanding at each such price and the vesting schedule of the Company Options for each officer of the Company and the prices at which outstanding Company Warrants may be exercised, the number of Company Warrants outstanding at each such price and the number of shares of Company Common Stock into which each such Company Warrant is convertible. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding contractual obligations of the Company or any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Except as set forth in Section 3.3 of the Company Disclosure Schedule, each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Company Subsidiary.

      Section 3.4 Authority.

            Section 3.4.1 The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to be consummated by the Company. The execution and delivery of this Agreement and each Ancillary Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby and thereby other than, with respect to the Merger, as provided in Section 3.20. The Board of Directors of the Company (the "Company Board") has approved this Agreement and each Ancillary Agreement, declared advisable the transactions contemplated hereby and thereby and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's stockholders for approval at a meeting of such stockholders. This Agreement and each Ancillary Agreement has been duly authorized and validly executed and delivered by the Company and constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms.

            Section 3.4.2 The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement or any Ancillary Agreement and the transactions contemplated hereby and thereby, including the Merger, without any further action on the part of the stockholders or the Company Board. True and complete copies of all Company Board resolutions reflecting such actions have been previously provided to Parent. No other state takeover statute or similar statute or regulation is applicable to or purports to be applicable to the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement.

            Section 3.4.3 The Company Rights Agreement has been amended so that:
(A) Parent, Merger Sub and each Parent Subsidiary are each exempt from the definition of "Acquiring Person" contained in the Company Rights Agreement, and no "Stock Acquisition Date" or "Distribution Date" or "Triggering Event" (as such terms are defined in the Company Rights Agreement) will occur as a result of the execution of this Agreement or any Ancillary Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement and (B) the Company Rights Agreement will terminate and the Company Rights will expire immediately prior to the Effective Time. The Company Rights Agreement, as so amended, has not been further amended or modified. True and complete copies of the Company Rights Agreement and of all amendments thereto through the date hereof have been previously provided to Parent.

      Section 3.5 No Conflict; Required Filings and Consents.

            Section 3.5.1 The execution and delivery of this Agreement and each Ancillary Agreement by the Company does not, and the performance of this Agreement and each Ancillary Agreement by the Company will not, (A) (assuming, the stockholder approval set forth in Section 3.20 is obtained) conflict with or violate any provision of the Company Certificate or Company By-laws or any equivalent organizational documents of any Company Subsidiary, (B) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2 have been obtained and all filings and notifications described in Section 3.5.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit or other instrument or obligation.

            Section 3.5.2 The execution and delivery of this Agreement and each Ancillary Agreement by the Company does not, and the performance of this Agreement and each Ancillary Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) under the Exchange Act, the Securities Act, any applicable Blue Sky Laws and the rules and regulations of Nasdaq and the filing and recordation of the Certificate of Merger as required by the DGCL and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to (x) prevent or materially delay consummation of the Merger, (y) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (z) have a Company Material Adverse Effect.

      Section 3.6 Permits; Compliance With Law. Each of the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially in the manner described in the Company SEC Filings filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the "Company Permits"), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (C) have a Company Material Adverse Effect. None of the Company or any Company Subsidiary is in conflict with, or in default or violation of, (x) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (y) any Company Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (C) have a Company Material Adverse Effect.

      Section 3.7 SEC Filings; Financial Statements.

            Section 3.7.1 The Company has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2000 (collectively, the "Company SEC Filings"). Each Company SEC Filing (A) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

            Section 3.7.2 Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect). The books and records of the Company and each Company Subsidiary have been, and are being, maintained in accordance with applicable legal and accounting requirements.

            Section 3.7.3 Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2001 included in the Company Form 10-K for the year ended December 31, 2001, including the notes thereto, none of the Company or any consolidated Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 2001 that would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (C) have a Company Material Adverse Effect.

            Section 3.7.4 The Company has previously provided to Parent a complete and correct copy of any amendment or modification which has not yet been filed with the SEC to any agreement, document or other instrument which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

      Section 3.8 Disclosure Documents.

            Section 3.8.1 The Proxy Statement and any Other Filings, and any amendments or supplements thereto, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) if applicable, the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (D) the time of the Company Stockholders' Meeting, (E) the time of the Parent Stockholders' Meeting, and (F) the Effective Time, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Laws.

            Section 3.8.2 The Proxy Statement and any Other Filings, and any amendments or supplements thereto, do not, and will not, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (D) the time of the Company Stockholders' Meeting, (E) the time of the Parent Stockholders' Meeting, and (F) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this
Section 3.8.2 will not apply to statements or omissions included in the Proxy Statement or any Other Filings based upon information furnished in writing to the Company by Parent or Merger Sub specifically for use therein.

      Section 3.9 Absence of Certain Changes or Events. Since September 30, 2002, except as specifically contemplated by, or as disclosed in, this Agreement or Section 3.9 of the Company Disclosure Schedule, the Company and each Company Subsidiary has conducted its businesses in the ordinary course consistent with past practice. During the period from October 1, 2002 through the date of this Agreement, there has not been any Company Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since September 30, 2002, there has not been any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement or any Ancillary Agreement by the Company. Neither the Company nor any Company Subsidiary has taken any action during the period from October 1, 2002 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of
Section 5.1.

      Section 3.10 Employee Benefit Plans

            Section 3.10.1 Section 3.10.1 of the Company Disclosure Schedule sets forth a true and complete list of each "employee benefit plan" as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company or any ERISA Affiliate), which are now, or were within the past 6 years, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a "Company Benefit Plan"). Neither the Company, nor to the knowledge of the Company, or any other person or entity, has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

      With respect to each Company Benefit Plan, the Company has delivered to Parent true, correct and complete copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter,
(F) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, and (G) all filings made with any Governmental Entity, including but not limited any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

            Section 3.10.2 Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Filings prior to the date of this Agreement. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

            Section 3.10.3 Except as disclosed on Section 3.10.3 of the Company Disclosure Schedule: (A) each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such Company Benefit Plan has not yet expired, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to the Company's knowledge no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, (B) to the Company's knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company or an ERISA Affiliate, (C) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (i) liability for ordinary administrative expenses typically incurred in a termination event or (ii) if the Company Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Filings prior to the date of this Agreement), (D) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (E) neither the Company nor any ERISA Affiliate has any liability under ERISA Section 502, (F) all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, (G) all contributions and payments to such Company Benefit Plan are deductible under Code sections 162 or 404, (H) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, and (I) no excise tax could be imposed upon the Company under Chapter 43 of the Code.

            Section 3.10.4 Neither the Company nor any of its ERISA Affiliates sponsors, maintains, contributes to or has an obligation to contribute to, or has sponsored, maintained, contributed to or had an obligation to contribute to, any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, or any "multiemployer plan" as defined in Section 3(37) of ERISA ("Multiemployer Plan").

            Section 3.10.5 Neither the Company nor any of its ERISA Affiliates sponsors, contributes to or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no United States source income outside of the United States.

            Section 3.10.6 Except as set forth on Section 3.10.6 of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, by any employee, officer or director of the Company or any Company Subsidiary who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan could be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code). Set forth in Section 3.10.6 of the Company Disclosure Schedule is
(A) the estimated maximum amount that could be paid to any disqualified individual as a result of the transactions contemplated by this Agreement or any Ancillary Agreement under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans currently in effect, and (B) the "base amount" (as defined in Section 280G(b)(e) of the Code) for each such individual as of the date of this Agreement.

            Section 3.10.7 Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The Company and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

      Section 3.11 Labor and Other Employment Matters.

            Section 3.11.1 Each of the Company and each Company Subsidiary is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, and wages and hours. None of the Company or any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Section 3.11.1 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, and no collective bargaining agreement or other labor union contract is being negotiated by the Company or any Company Subsidiary. There is no labor dispute, strike, slowdown or work stoppage against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened which may interfere in any respect that would have a Company Material Adverse Effect with the respective business activities of the Company or any Company Subsidiary. No labor union or similar organization has otherwise been certified to represent any persons employed by the Company or any Company Subsidiary or has applied to represent such employees or, to the knowledge of the Company, is attempting to organize so as to represent such employees. None of the Company, any Company Subsidiary or their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any Company Subsidiary, and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state or foreign agency pending or, to the knowledge of the Company, threatened, except where such unfair labor practice, charge or complaint would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse

Effect. None of the Company or any Company Subsidiary is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. Each of the Company and each Company Subsidiary has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. There are no material pending claims against the Company or any Company Subsidiary under any workers' compensation plan or policy or for long term disability. There are no material controversies pending or, to the knowledge of the Company, threatened, between the Company or any Company Subsidiary and any of their current or former employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity. To the Company's knowledge, no employee of the Company or any Company Subsidiary is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or such Company Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others. No employee of the Company or any Company Subsidiary has given notice, nor is the Company otherwise aware, that such employee intends to terminate his or her employment with the Company or such Company Subsidiary.

            Section 3.11.2 The Company has identified in Section 3.11.2 of the Company Disclosure Schedule and has made available to Parent true and complete copies of (A) all severance and employment agreements with directors, officers or employees of or consultants to the Company or any Company Subsidiary, (B) all severance programs and policies of the Company and each Company Subsidiary with or relating to its employees, and (C) all plans, programs, agreements and other arrangements of the Company and each Company Subsidiary with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as set forth in Section 3.11.2 of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment

(including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or any Company Subsidiary or affiliate from the Company or any Company Subsidiary or affiliate under any Company Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. No individual who is a party to an employment agreement listed in
Section 3.11.2 of the Company Disclosure Schedule or any agreement incorporating change in control provisions with the Company has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of the Company under such agreement. Section
3.11.2 of the Company Disclosure Schedule sets forth the Company's best estimates of the amounts payable to the executives listed therein, as a result of the transactions contemplated by this Agreement, any Ancillary Agreement, and/or any subsequent employment termination (including any cash-out or acceleration of options and restricted stock and any "gross-up" payments with respect to any of the foregoing), based on compensation data applicable as of the date of the Company Disclosure Schedule and the assumptions stated therein.

            Section 3.11.3 There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any Company Benefit Plan, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in any material liability of the Company or any Company Subsidiary to the Pension Benefit Guaranty Corporation ("PBGC"), the Department of Treasury, the Department of Labor or any Multiemployer Plan.

      Section 3.12 Tax Treatment. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any of the Company's affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      Section 3.13 Contracts

      Except as filed as exhibits to the Company SEC Filings filed prior to the date of this Agreement, or as disclosed in Section 3.13 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary is a party to or bound by any contract (A) any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or any Ancillary Agreement, or the value of any of the benefits to any party of which will be calculated on the basis of any of the transactions contemplated by this Agreement or any Ancillary Agreement, or (B) which, as of the date hereof, (1) is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (2) involves aggregate expenditures in excess of $250,000, other than contracts for the purchase of raw materials, components or manufacturing goods and contracts for the sale of the Company's products in the ordinary course of business, (3) involves annual expenditures in excess of $250,000 and is not cancelable within one year, other than contracts for the purchase of raw materials, components or manufacturing goods and contracts for the sale of the Company's products in the ordinary course of business, (4) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company, any Company Subsidiary or any of the Company's current or future affiliates, or which restricts the conduct of any line of business by the Company, any Company Subsidiary or any of the Company's current or future affiliates or any geographic area in which the Company, any Company Subsidiary or any of the Company's current or future affiliates may conduct business, in each case in any material respect, (5) involves the sale of a Company Product to a customer or distributor and provides for a right of refund or return for any reason, including upon the occurrence of specified events or otherwise or (6) would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement or any Ancillary Agreement. Each Contract of the type described in this Section 3.13, whether or not set forth in
Section 3.13 of the Company Disclosure Schedule, is referred to herein as a "Company Material Contract." Each Company Material Contract is valid and binding on the Company and each Company Subsidiary party thereto and, to the Company's knowledge, each other party thereto, and in full force and effect, and the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company's knowledge, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement, or (3) result in a Company Material Adverse Effect. None of the Company or any Company Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract or any other contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (3) result in a Company Material Adverse Effect. Section 3.13 of the Company Disclosure Schedule provides the Company's good faith estimate of the additional costs which will accrue to the Company under the contracts described in clause
(A) of Section 3.13 as a result of the transactions contemplated by this Agreement or any Ancillary Agreement.

            Section 3.14 Litigation. Except as and to the extent set forth in Company SEC Filings filed prior to the date of this Agreement or in Section 3.14 of the Company Disclosure Schedule, (A) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or reasonably likely to be brought against the Company or any Company Subsidiary or for which the Company or any Company Subsidiary is obligated to indemnify a third party that (1) has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (2) as of the date hereof, challenges the validity or propriety, or seeks to prevent or materially delay consummation of the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement and (B) none of the Company or any Company Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other finding which has had or would, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement, or (3) result in a Company Material Adverse Effect.

            Section 3.15 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

            Section 3.15.1 The Company and each Company Subsidiary (A) is in compliance with all, and is not subject to any liability, with respect to any, applicable Environmental Laws, (B) holds or has applied for all Environmental Permits necessary to conduct their current operations, and (C) is in compliance with their respective Environmental Permits.

                  Section 3.15.2 None of the Company or any Company Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary may be in violation of, or liable under, any Environmental Law.

                  Section 3.15.3 None of the Company or any Company Subsidiary
(A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (B) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

                  Section 3.15.4 None of the real property owned or leased by the Company or any Company Subsidiary is listed or, to the knowledge of the Company, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

            Section 3.16 Intellectual Property. Excepting the Intellectual Property owned or controlled by Parent and/or Merger Sub, the Company owns or has the defensible right to use, whether through ownership, licensing or otherwise, all Intellectual Property significant to the businesses of the Company and each Company Subsidiary in substantially the same manner as such businesses are conducted on the date hereof ("Material Company Intellectual Property"). Excepting the Intellectual Property owned or controlled by Parent and/or Merger Sub, except as set forth in Section 3.16 of the Company Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the validity or value of any Material Company Intellectual Property and excluding prior communications or dealings with Parent: (A) no written claim of invalidity or conflicting ownership rights with respect to any Material Company Intellectual Property has been made by a third party and no such Material Company Intellectual Property is the subject of any pending or, to the Company's knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (B) no person or entity has given notice to the Company or any Company Subsidiary that the use of any Material Company Intellectual Property by the Company, any Company Subsidiary or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that the Company, any Company Subsidiary or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (C) the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture or product related to any Material Company Intellectual Property, is not presently believed to infringe any domestic or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party; (D) there is not believed to exist any prior act or current conduct or use by the Company, any Company Subsidiary or any third party that would void or invalidate any Material Company Intellectual Property; and
(E) the execution, delivery and performance of this Agreement and each Ancillary Agreement by the Company and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement concerning any Material Company Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Material Company Intellectual Property or impair the right of Parent or the Surviving Corporation to make, use, sell, license or dispose of, or to bring any action for the infringement of any Material Company Intellectual Property. In addition, the matters disclosed on Section 3.16 of the Company Disclosure Schedule would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      Section 3.17 Taxes.

            Section 3.17.1 The Company and each Company Subsidiary has timely filed all Tax Returns with the appropriate taxing authorities required to be filed as of the date hereof, taking into account any extensions of time within which to file such Tax Returns. The Tax Returns accurately reflected in all material respects and will accurately reflect in all material respects all liability for Taxes of the Company and such Company Subsidiaries for the periods covered thereby. Except as provided in Schedule 3.17.1, all material Taxes owed by the Company and each Company Subsidiary for all taxable years or other taxable periods that end on or before the Effective Time, and, with respect to any taxable year or other taxable period beginning before and ending after the Effective Time, whether or not shown as being due on any Tax Return, have been paid and the Company and each Company Subsidiary have provided adequate reserves in accordance with GAAP in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. No claim has ever been made by an authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction.

            Section 3.17.2 Except as provided in Schedule 3.17.2, no deficiencies for Taxes with respect to the Company and any Company Subsidiary have been claimed, proposed or assessed by any taxing authority or other Governmental Entity. Except as provided in Schedule 3.17.2, there are no audits or other administrative proceedings or court proceedings presently pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary and none of the Company or any Company Subsidiary has received a written notice or announcement of any audits or proceedings. To the Company's knowledge, no such audits or proceedings are contemplated. No requests for waivers of time to assess any Taxes are pending and none of the Company or any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.

            Section 3.17.3 There are no Tax liens upon any property or assets of the Company or any Company Subsidiary except liens for current Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings.

            Section 3.17.4 The Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

            Section 3.17.5 Neither the Company nor any Company Subsidiary has been included in any "consolidated," "unitary" or combined Tax Return, other than the consolidated, unified or combined Tax Returns of a Company Subsidiary filed with other Company Subsidiaries and/or the Company, provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired. None of the Company or any Company Subsidiary is responsible for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee, by contract, or otherwise.

            Section 3.17.6 None of the Company or any Company Subsidiary has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of any asset owned by it; (ii) agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election, or is required to treat any of its assets as owned by another person or as "tax-exempt use property" or "tax-exempt bond financed property" within the meaning of Section 168 of the Code; (iv) made a consent dividend election under
Section 565 of the Code; or (v) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state, local or foreign Tax provision.

            Section 3.17.7 The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

            Section 3.17.8 None of the interest payable by the Company or any Company Subsidiary under outstanding indebtedness is nondeductible under Code
Section 163 or is treated as interest on corporate acquisition indebtedness under Code Section 279.

            Section 3.17.9 None of the Company or any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

            Section 3.17.10 There are no other transactions or facts existing with respect to the Company and/or its Subsidiaries which by reason of the consummation of the transactions contemplated by this Agreement will result in the Company and/or the Company Subsidiaries recognizing income.

      Section 3.18 Insurance. The Company maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance).

      Section 3.19 Opinion of Financial Advisors. H.C. Wainwright & Co. (the "Company Financial Advisor") has delivered to the Company Board its written opinion that the Exchange Ratio is fair from a financial point of view to the holders of Company Stock.

      Section 3.20 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and Series D Convertible Preferred Stock, voting together as a single class on an as-converted basis, are the only votes, if any, of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve the Merger.

      Section 3.21 Brokers and Other Advisors. No broker, finder, investment banker or other person (other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has heretofore made available to Parent a true and complete copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment or indemnification in connection with the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement.

      Section 3.22 Product Liability. As used in this Section 3.22, the term "Company Product" shall mean any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Company or any Company Subsidiary, including, without limitation, any product sold by the Company or any Company Subsidiary as a distributor, agent, or pursuant to any other contractual relationship; and the term "Company Defect" shall mean a defect or impurity of any kind, whether in design, manufacture, processing or otherwise, including, without limitation, any dangerous propensity associated with any reasonably foreseeable use of a Company Product, or the failure to know of the existence of any defect, impurity or dangerous propensity. Except as set forth in Section 3.22 of the Company Disclosure Schedule, there is no pending or, to the knowledge of the Company, threatened, claim, action, suit, inquiry, proceeding or investigation by any individual or Governmental Entity in which a Company Product is alleged to have a Company Defect, except any such claim, action, suit, inquiry proceeding or investigation which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

      Section 3.23 Transactions with Affiliates. Other than as previously disclosed by the Company in any filing with the SEC prior to the date of this Agreement, since January 1, 2000, the Company has not entered into any agreement or engaged in any transaction with any current or former director, officer or holder of five percent or more of the outstanding voting securities of the Company (calculated assuming conversion or exercise of all securities convertible into or exercisable or exchangeable for voting securities of the Company). Other than as previously disclosed by the Company in any filing with the SEC prior to the date of this Agreement, since January 1, 2000, no executive officer or director of the Company, either in such capacity or in his or her individual capacity, has entered into any agreement or engaged in any transaction with any current or former employee, customer, distributor, vendor or any other person, except for any agreement or transaction pursuant to which the Company receives no direct or indirect benefit and undertakes no direct or indirect obligation.

      Section 3.24 Federal Healthcare Matters. The Company (i) is not currently excluded, debarred, or otherwise ineligible to participate in the federal health care programs as defined in 42 U.S.C. Section 1320a-7b(f) (the "Federal Healthcare Programs"); (ii) has not been charged with or convicted of a criminal offense related to the provision of health care items or services and (iii) is not under investigation or otherwise aware of any circumstances which may result in the Company being excluded from participation in the Federal Healthcare Programs.

                                   ARTICLE 4.
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Except as set forth in the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), which identifies exceptions by specific Section references, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

      Section 4.1 Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Merger Sub and the other subsidiaries of Parent (each a "Parent Subsidiary" and, collectively, the "Parent Subsidiaries") has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each of Parent and each Parent Subsidiary has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Each of Parent and each Parent Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Section 4.1 of the Parent Disclosure Schedule sets forth a true and complete list of all of the Parent Subsidiaries. Except as set forth in Section 4.1 of the Parent Disclosure Schedule, none of Parent or any Parent Subsidiary holds an Equity Interest in any other person.

      Section 4.2 Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of Parent's Amended and Restated Certificate of Incorporation (the "Parent

Certificate") and By-laws (the "Parent By-laws") that are listed as exhibits to Parent's Form 10-K for the year ended December 31, 2001 are complete and correct copies thereof as in effect on the date hereof (the "Parent Form 10-K"). Parent is not in violation of any of the provisions of the Parent Certificate or the Parent By-laws. True and complete copies of all minute books of Parent have been made available by Parent to the Company.

      Section 4.3 Capitalization. The authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (the "Parent Preferred Stock"). As of the date hereof, (A) 36,974,978 shares of Parent Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) no shares of Parent Common Stock were held in the treasury of Parent or by the Parent Subsidiaries, and (C) 6,512,652 shares of Parent Common Stock were issuable (and such number was reserved for issuance) upon exercise of options to purchase Parent Common Stock ("Parent Options") outstanding as of such date. As of the date hereof, no shares of Parent Preferred Stock are issued or outstanding. Except for Parent Options to purchase not more than 6,512,652 shares of Parent Common Stock, warrants to purchase not more than 5,081 shares of Company Common Stock outstanding as of the date hereof and arrangements and agreements set forth in Section 4.3 of the Parent Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of Parent or any Parent Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating Parent or any Parent Subsidiary to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, Parent or any Parent Subsidiary. Since December 31, 2002, Parent has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section
4.3 or Section 4.3 of the Parent Disclosure Schedule. Parent has previously provided the Company with a true and complete list, as of the date hereof, of the prices at which outstanding Parent Options may be exercised under the applicable Parent Stock Option Plan, the number of Parent Options outstanding at each such price and the vesting schedule of the Parent Options for each officer of Parent. All shares of Parent Common Stock subject to issuance under the Parent Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding contractual obligations of Parent or any Parent Subsidiary
(A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or
(E) granting any preemptive or antidilutive right with respect to, any shares of Parent Common Stock or any capital stock of, or other Equity Interests in, Parent or any Parent Subsidiary. Except as set forth in Section 4.3 of the Parent Disclosure Schedule, each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Parent or another Parent Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's or such other Parent Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of Parent or any Parent Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary or any other person, other than guarantees by Parent of any indebtedness or other obligations of any wholly-owned Parent Subsidiary.

      Section 4.4 Authority.

            Section 4.4.1 Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to be consummated by it. Each of (A) the execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby and
(B) the issuance of shares of Parent Common Stock in accordance with the Merger, have been duly and validly authorized by all necessary corporate action (including approval by Parent as sole stockholder of Merger Sub), and no other corporate proceedings on the part of Parent and Merger Sub and no other stockholder votes are necessary to authorize this Agreement or any such Ancillary Agreement or to consummate the transactions contemplated hereby and thereby other than, with respect to the Merger, as provided in Section 4.20. Each of the Board of Directors of Parent (the "Parent Board") and the Board of Directors of Merger Sub (the "Merger Sub Board") has approved this Agreement and each Ancillary Agreement to which Parent or Merger Sub, as applicable, is a party, declared advisable the transactions contemplated hereby or thereby and has directed that this Agreement and each such Ancillary

Agreement and the transactions contemplated hereby and thereby be submitted to Parent's stockholders for approval at a meeting of such stockholders and to Parent, as the sole stockholder of Merger Sub, for approval. This Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party have been duly authorized and validly executed and delivered by Parent and Merger Sub, as applicable, and constitute a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

            Section 4.4.2 Each of Parent and Merger Sub has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement or any Ancillary Agreement to which Parent or Merger Sub is a party and the transactions contemplated hereby and thereby, including the Merger, without any further action on the part of the stockholders of Parent or Merger Sub or the Parent Board or the Merger Sub Board. True and complete copies of all Parent Board resolutions and Merger Sub Board resolutions reflecting such actions have been previously provided to the Company. No other state takeover statute or similar statute or regulation is applicable to or purports to be applicable to the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement to which Parent or Merger Sub is a party.

      Section 4.5 No Conflict; Required Filings and Consents.

            Section 4.5.1 The execution and delivery of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party do not, and the performance thereof by Parent and Merger Sub will not, (A) (assuming, the stockholder approval set forth in Section 4.20 is obtained) conflict with or violate any provision of the Certificate of Incorporation or By-laws of Parent or Merger Sub, (B) assuming that all consents, approvals, authorizations and permits described in Section 4.5.2 have been obtained and all filings and notifications described in Section 4.5.2 have been made, and that the stockholders of Parent have approved the issuance of the shares of Parent Common Stock to be issued in connection with the Merger, and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Parent Permit or other instrument or obligation.

            Section 4.5.2 The execution and delivery of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party do not, and the performance hereof and thereof by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) under the Exchange Act, the Securities Act, any applicable Blue Sky Laws and the rules and regulations of Nasdaq and the filing and recordation of the Certificate of Merger as required by the DGCL and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to (x) prevent or materially delay consummation of the Merger, (y) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement or any Ancillary Agreement or (z) have a Parent Material Adverse Effect.

      Section 4.6 Permits; Compliance With Law. Each of Parent and each Parent Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for Parent and each Parent Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially in the manner described in the Parent SEC Filings filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the "Parent Permits"), and all such Parent Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Parent Permits would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement or any Ancillary Agreement or (C) have a Parent Material Adverse Effect. None of Parent or any Parent Subsidiary is in conflict with, or in default or violation of, (x) any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (y) any Parent Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement or any Ancillary Agreement to which it is a party or (C) have a Parent Material Adverse Effect.

      Section 4.7 SEC Filings; Financial Statements.

            Section 4.7.1 Parent has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2000 (collectively, the "Parent SEC Filings"). Each Parent SEC Filing (A) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Parent Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

            Section 4.7.2 Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position, results of operations and cash flows of Parent and the consolidated Parent Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect). The books and records of Parent and each Parent Subsidiary have been, and are being, maintained in accordance with applicable legal and accounting requirements.

            Section 4.7.3 Except as and to the extent set forth on the consolidated balance sheet of Parent and the consolidated Parent Subsidiaries as of December 31, 2001 included in the Parent Form 10-K for the year ended December 31, 2001, including the notes thereto, none of Parent or any consolidated Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 2001 that would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement or any Ancillary Agreement to which it is a party or (C) have a Parent Material Adverse Effect.

            Section 4.7.4 Parent has previously provided to the Company a complete and correct copy of any amendment or modification which has not yet been filed with the SEC to any agreement, document or other instrument which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

      Section 4.8 Disclosure Documents.

            Section 4.8.1 The Registration Statement, the Proxy Statement and any Other Filings, and any amendments or supplements thereto, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) if applicable, the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (D) the time of the Company Stockholders' Meeting, (E) the time of the Parent Stockholders' Meeting, and (F) the Effective Time, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Laws.

            Section 4.8.2 The Registration Statement, the Proxy Statement and any Other Filings, and any amendments or supplements thereto, do not, and will not, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (D) the time of the Company Stockholders' Meeting, (E) the time of the Parent Stockholders' Meeting, and (F) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.8.2 will not apply to statements or omissions included in the Registration Statement, the Proxy Statement or any Other Filings based upon information furnished in writing to Parent or Merger Sub by the Company specifically for use therein.

      Section 4.9 Absence of Certain Changes or Events. Since September 30, 2002, except as specifically contemplated by, or as disclosed in, this Agreement or Section 4.9 of the Parent Disclosure Schedule, Parent and each Parent Subsidiary has conducted its businesses in the ordinary course consistent with past practice. During the period from October 1, 2002 through the date of this Agreement, there has not been any Parent Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Since September 30, 2002, there has not been any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement or any Ancillary Agreement by Parent or Merger Sub. Neither Parent nor any Parent Subsidiary has taken any action during the period from October 1, 2002 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2.

      Section 4.10 Employee Benefit Plans.

            Section 4.10.1 Section 4.10.1 of the Parent Disclosure Schedule sets forth a true and complete list of each "employee benefit plan" as defined in
Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of Parent or any ERISA Affiliate), which are now, or were within the past 6 years, maintained, sponsored or contributed to by Parent or any ERISA Affiliate, or under which Parent or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a "Parent Benefit Plan"). Neither Parent, nor to the knowledge of Parent, or any other person or entity, has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Parent Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

      With respect to each Parent Benefit Plan, Parent has delivered to the Company true, correct and complete copies of (A) each Parent Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Parent Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Parent Benefit Plan), (D) the most recent actuarial report or other financial statement relating to such Parent Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Parent Benefit Plan and any pending request for such a determination letter, (F) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Parent Benefit Plan, and (G) all filings made with any Governmental Entity, including but not limited any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

            Section 4.10.2 Each Parent Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Parent Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the

Parent SEC Filings prior to the date of this Agreement. With respect to the Parent Benefit Plans, no event has occurred and, to the knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Parent Benefit Plans, ERISA, the Code or any other applicable Law.

            Section 4.10.3 Except as disclosed on Section 4.10.3 of the Parent Disclosure Schedule: (A) each Parent Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such Parent Benefit Plan has not yet expired, and each trust established in connection with any Parent Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to Parent's knowledge no fact or event has occurred that could adversely affect the qualified status of any such Parent Benefit Plan or the exempt status of any such trust, (B) to Parent's knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Parent Benefit Plan that could result in liability to Parent or an ERISA Affiliate, (C) each Parent Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (i) liability for ordinary administrative expenses typically incurred in a termination event or (ii) if the Parent Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Parent SEC Filings prior to the date of this Agreement), (D) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Parent is threatened, against or with respect to any such Parent Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims),
(E) neither Parent nor any ERISA Affiliate has any liability under ERISA Section 502, (F) all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, (G) all contributions and payments to such Parent Benefit Plan are deductible under Code sections 162 or 404, (H) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, and (I) no excise tax could be imposed upon Parent under Chapter 43 of the Code.

            Section 4.10.4 Neither Parent nor any of its ERISA Affiliates sponsors, maintains, contributes to or has an obligation to contribute to, or has sponsored, maintained, contributed to or had an obligation to contribute to, any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, or any Multiemployer Plan.

            Section 4.10.5 Neither Parent nor any of its ERISA Affiliates sponsors, contributes to or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no United States source income outside of the United States.

            Section 4.10.6 Except as set forth on Section 4.10.6 of the Parent Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, by any employee, officer or director of Parent or any Parent Subsidiary who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Parent Benefit Plan could be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code). Set forth in Section 4.10.6 of the Parent Disclosure Schedule is
(A) the estimated maximum amount that could be paid to any disqualified individual as a result of the transactions contemplated by this Agreement or any Ancillary Agreement under all employment, severance and termination agreements, other compensation arrangements and Parent Benefit Plans currently in effect, and (B) the "base amount" (as defined in Section 280G(b)(e) of the Code) for each such individual as of the date of this Agreement.

            Section 4.10.7 Except as required by Law, no Parent Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. No Parent Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. Parent and each ERISA Affiliate are in material compliance with

(i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

      Section 4.11 Labor and Other Employment Matters.

            Section 4.11.1 Each of Parent and each Parent Subsidiary is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, and wages and hours. None of Parent or any Parent Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as set forth in Section 4.11.1 of the Parent Disclosure Schedule, none of Parent or any Parent Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by Parent or any Parent Subsidiary, and no collective bargaining agreement or other labor union contract is being negotiated by Parent or any Parent Subsidiary. There is no labor dispute, strike, slowdown or work stoppage against Parent or any Parent Subsidiary pending or, to the knowledge of Parent, threatened which may interfere in any respect that would have a Parent Material Adverse Effect with the respective business activities of Parent or any Parent Subsidiary. No labor union or similar organization has otherwise been certified to represent any persons employed by Parent or any Parent Subsidiary or has applied to represent such employees or, to the knowledge of Parent, is attempting to organize so as to represent such employees. None of Parent, any Parent Subsidiary or their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of Parent or any Parent Subsidiary, and there is no charge or complaint against Parent or any Parent Subsidiary by the National Labor Relations Board or any comparable state or foreign agency pending or, to the knowledge of Parent, threatened, except where such unfair labor practice, charge or complaint would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. None of Parent or any Parent Subsidiary is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such employees. Each of Parent and each Parent Subsidiary has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing. There are no material pending claims against Parent or any Parent Subsidiary under any workers' compensation plan or policy or for long term disability. There are no material controversies pending or, to the knowledge of Parent, threatened, between Parent or any Parent Subsidiary and any of their current or former employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity. To Parent's knowledge, no employee of Parent or any Parent Subsidiary is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Parent or such Parent Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others. No employee of Parent or any Parent Subsidiary has given notice, nor is Parent otherwise aware, that such employee intends to terminate his or her employment with Parent or such Parent Subsidiary.

            Section 4.11.2 Parent has identified in Section 4.11.2 of the Parent Disclosure Schedule and has made available to the Company true and complete copies of (A) all severance and employment agreements with directors, officers or employees of or consultants to Parent or any Parent Subsidiary, (B) all severance programs and policies of Parent and each Parent Subsidiary with or relating to its employees, and (C) all plans, programs, agreements and other arrangements of Parent and each Parent Subsidiary with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as set forth in Section 4.11.2 of the Parent Disclosure Schedule, none of the execution and delivery of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of Parent or any Parent Subsidiary or affiliate from Parent or any Parent Subsidiary or affiliate under any Parent Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Parent Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. No individual who is a party to an employment agreement listed in Section 4.11.2 of the Parent Disclosure Schedule or any agreement incorporating change in control provisions with Parent has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of Parent under such agreement. Section 4.11.2 of the Parent Disclosure Schedule sets forth Parent's best estimates of the amounts payable to the executives listed therein, as a result of the transactions contemplated by this Agreement, any Ancillary Agreement, and/or any subsequent employment termination (including any cash-out or acceleration of options and restricted stock and any "gross-up" payments with respect to any of the foregoing), based on compensation data applicable as of the date of the Parent Disclosure Schedule and the assumptions stated therein.

            Section 4.11.3 There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any Parent Benefit Plan, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or the assets of any of the trusts under any of the Parent Benefit Plans which could reasonably be expected to result in any material liability of Parent or any Parent Subsidiary to the PBGC, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

      Section 4.12 Tax Treatment. None of Parent, any Parent Subsidiary or, to the knowledge of Parent, any of Parent's affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      Section 4.13 Contracts.

      Except as filed as exhibits to the Parent SEC Filings filed prior to the date of this Agreement, or as disclosed in Section 4.13 of the Parent Disclosure Schedule, none of Parent or any Parent Subsidiary is a party to or bound by any contract (A) any of the benefits to any party of which will be increased, or the vesting of the benefits to any party of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or any Ancillary Agreement, or the value of any of the benefits to any party of which will be calculated on the basis of any of the transactions contemplated by this Agreement or any Ancillary Agreement, or
(B) which, as of the date hereof, (1) is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (2) involves aggregate expenditures in excess of $250,000, other than contracts for the purchase of raw materials, components or manufacturing goods and contracts for the sale of Parent's products in the ordinary course of business, (3) involves annual expenditures in excess of $250,000 and is not cancelable within one year, other than contracts for the purchase of raw materials, components or manufacturing goods and contracts for the sale of Parent's products in the ordinary course of business, (4) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to Parent, any Parent Subsidiary or any of Parent's current or future affiliates, or which restricts the conduct of any line of business by Parent, any Parent Subsidiary or any of Parent's current or future affiliates or any geographic area in which Parent, any Parent Subsidiary or any of Parent's current or future affiliates may conduct business, in each case in any material respect, (5) involves the sale of a Parent Product to a customer or distributor and provides for a right of refund or return for any reason, including upon the occurrence of specified events or otherwise or (6) would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement or any Ancillary Agreement. Each Contract of the type described in this Section 4.13, whether or not set forth in Section 4.13 of the Parent Disclosure Schedule, is referred to herein as a "Parent Material Contract." Each Parent Material Contract is valid and binding on Parent and each Parent Subsidiary party thereto and, to Parent's knowledge, each other party thereto, and in full force and effect, and Parent and each Parent Subsidiary has in all material respects performed all obligations required to be performed by it to the date hereof under each Parent Material Contract and, to Parent's knowledge, each other party to each Parent Material Contract has in all material respects performed all obligations required to be performed by it under such Parent Material Contract, except as would not, individually or in the aggregate, reasonably be expected to
(1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement or any Ancillary Agreement to which it is a party, or (3) result in a Parent Material Adverse Effect. None of Parent or any Parent Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Parent Material Contract or any other contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement or any Ancillary

Agreement to which it is a party or (3) result in a Parent Material Adverse Effect. Section 4.13 of the Parent Disclosure Schedule provides Parent's good faith estimate of the additional costs which will accrue to Parent under the contracts described in clause (A) of Section 4.13 as a result of the transactions contemplated by this Agreement or any Ancillary Agreement.

      Section 4.14 Litigation. Except as and to the extent set forth in Parent SEC Filings filed prior to the date of this Agreement or in Section 4.14 of the Parent Disclosure Schedule, (A) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened in writing against Parent or any Parent Subsidiary or reasonably likely to be brought against Parent or any Parent Subsidiary or for which Parent or any Parent Subsidiary is obligated to indemnify a third party that (1) has had or would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or (2) as of the date hereof, challenges the validity or propriety, or seeks to prevent or materially delay consummation of the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement and (B) none of Parent or any Parent Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling, award or other finding which has had or would, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement or any Ancillary Agreement, or (3) result in a Parent Material Adverse Effect.

      Section 4.15 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse
Effect:

            Section 4.15.1 Parent and each Parent Subsidiary (A) is in compliance with all, and is not subject to any liability, with respect to any, applicable Environmental Laws, (B) holds or has applied for all Environmental Permits necessary to conduct their current operations, and (C) is in compliance with their respective Environmental Permits.

            Section 4.15.2 None of Parent or any Parent Subsidiary has received any written notice, demand, letter, claim or request for information alleging that Parent or any Parent Subsidiary may be in violation of, or liable under, any Environmental Law.

            Section 4.15.3 None of Parent or any Parent Subsidiary (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of Parent, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (B) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

            Section 4.15.4 None of the real property owned or leased by Parent or any Parent Subsidiary is listed or, to the knowledge of Parent, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

      Section 4.16 Intellectual Property. Excepting the Intellectual Property owned or controlled by the Company, Parent owns or has the defensible right to use, whether through ownership, licensing or otherwise, all Intellectual Property significant to the businesses of Parent and each Parent Subsidiary in substantially the same manner as such businesses are conducted on the date hereof ("Material Parent Intellectual Property"). Excepting the Intellectual Property owned or controlled by the Company, except as set forth in Section 4.16 of the Parent Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to have a material adverse impact on the validity or value of any Material Parent Intellectual Property and excluding prior communications or dealings with the Company: (A) no written claim of invalidity or conflicting ownership rights with respect to any Material Parent Intellectual Property has been made by a third party and no such Material Parent Intellectual


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
Property is the subject of any pending or, to Parent's knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (B) no person or entity has given notice to Parent or any Parent Subsidiary that the use of any Material Parent Intellectual Property by Parent, any Parent Subsidiary or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that Parent, any Parent Subsidiary or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (C) the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture or product related to any Material Parent Intellectual Property, is not presently believed to infringe any domestic or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party; (D) there is not believed to exist any prior act or current conduct or use by Parent, any Parent Subsidiary or any third party that would void or invalidate any Material Parent Intellectual Property; and (E) the execution, delivery and performance of this Agreement and each Ancillary Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement concerning any Material Parent Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Material Parent Intellectual Property or impair the right of Parent or the Surviving Corporation to make, use, sell, license or dispose of, or to bring any action for the infringement of any Material Parent Intellectual Property. In addition, the matters disclosed on
Section 4.16 of the Parent Disclosure Schedule would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

      Section 4.17 Taxes.

            Section 4.17.1 Parent and each Parent Subsidiary has timely filed all Tax Returns with the appropriate taxing authorities required to be filed as of the date hereof, taking into account any extensions of time within which to file such Tax Returns. The Tax Returns have accurately reflected in all material respects and will accurately reflect in all material respects all liability for Taxes of Parent and such Parent Subsidiaries for the periods covered thereby. Except as provided in Schedule 4.17.1, all material Taxes owed by Parent and each

Parent Subsidiary for all taxable years or other taxable periods that end on or before the Effective Time, and, with respect to any taxable year or other taxable period beginning before and ending after the Effective Time, whether or not shown as being due on any Tax Return, have been paid and Parent and each Parent Subsidiary have provided adequate reserves in accordance with GAAP in their financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. No claim has ever been made by an authority in a jurisdiction where Parent or any Parent Subsidiary does not file Tax Returns that Parent or any Parent Subsidiary is or may be subject to taxation by that jurisdiction.

            Section 4.17.2 Except as provided in Schedule 4.17.2, no deficiencies for Taxes with respect to Parent and any Parent Subsidiary have been claimed, proposed or assessed by any taxing authority or other Governmental Entity. Except as provided in Schedule 4.17.2, there are no audits or other administrative proceedings or court proceedings presently pending with regard to any Taxes or Tax Returns of Parent or any Parent Subsidiary and none of Parent or any Parent Subsidiary has received a written notice or announcement of any audits or proceedings. To Parent's knowledge, no such audits or proceedings are contemplated. No requests for waivers of time to assess any Taxes are pending and none of Parent or any Parent Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.

            Section 4.17.3 There are no Tax liens upon any property or assets of Parent or any Parent Subsidiary except liens for current Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings.

            Section 4.17.4 Parent and each Parent Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

            Section 4.17.5 Neither Parent nor any Parent Subsidiary has been included in any "consolidated," "unitary" or combined Tax Return, other than the consolidated, unified or combined Tax Returns of a Parent Subsidiary filed with other Parent Subsidiaries and/or the Company, provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired. None of the Company or any Company Subsidiary is responsible for the Taxes of


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
any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee, by contract, or otherwise.

            Section 4.17.6 None of Parent or any Parent Subsidiary has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of any asset owned by it; (ii) agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election, or is required to treat any of its assets as owned by another person or as "tax-exempt use property" or "tax-exempt bond financed property" within the meaning of Section 168 of the Code; (iv) made a consent dividend election under
Section 565 of the Code; or (v) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state, local or foreign Tax provision.

            Section 4.17.7 Parent has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

            Section 4.17.8 None of the interest payable by Parent or any Parent Subsidiary under outstanding indebtedness is nondeductible under Code Section 163 or is treated as interest on corporate acquisition indebtedness under Code
Section 279.

            Section 4.17.9 None of Parent or any Parent Subsidiary is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

            Section 4.17.10 There are no other transactions or facts existing with respect to Parent and/or its Subsidiaries which by reason of the consummation of the transactions contemplated by this Agreement will result in Parent and/or the Parent Subsidiaries recognizing income.

      Section 4.18 Insurance. Parent maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Parent (taking into account the cost and availability of such insurance).

      Section 4.19 Opinion of Financial Advisors. Bear, Stearns & Co. Inc. (the "Parent Financial Advisor") has delivered to the Parent Board its written opinion that the Exchange Ratio is fair from a financial point of view to Parent.

      Section 4.20 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock is the only vote, if any, of the holders of any class or series of capital stock or other Equity Interests of Parent necessary to approve the Share Issuance. The affirmative vote of Parent, as the sole stockholder of Merger Sub, is the only vote, if any, of the holders of any class or series of capital stock or other Equity Interests of Merger Sub necessary to approve the Merger.

      Section 4.21 Brokers and Other Advisors. No broker, finder, investment banker or other person (other than the Parent Financial Advisor, the fees and expenses of which will be paid by Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of Parent or any Parent Subsidiary. Parent has heretofore made available to the Company a true and complete copy of all agreements between Parent and the Parent Financial Advisor pursuant to which such firm would be entitled to any payment or indemnification in connection with the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement.

      Section 4.22 Product Liability. As used in this Section 4.22, the term "Parent Product" shall mean any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of Parent or any Parent Subsidiary, including, without limitation, any product sold by Parent or any Parent Subsidiary as a distributor, agent, or pursuant to any other contractual relationship; and the term "Parent Defect" shall mean a defect or impurity of any kind, whether in design, manufacture, processing or otherwise, including, without limitation, any dangerous propensity associated with any reasonably foreseeable use of a Parent Product, or the failure to know of the existence of any defect, impurity or dangerous propensity. Except as set forth in Section 4.22 of the Parent Disclosure Schedule, there is no pending or, to the knowledge of Parent, threatened, claim, action, suit, inquiry, proceeding or investigation by any individual or Governmental Entity in which a Parent Product is alleged to have a Parent Defect, except any such claim, action, suit, inquiry proceeding or investigation which would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

      Section 4.23 Transactions with Affiliates. Other than as previously disclosed by the Company in any filing with the SEC prior to the date of this Agreement, since January 1, 2000, Parent has not entered into any agreement or engaged in any transaction with any current or former director, officer or holder of five percent or more of the outstanding voting securities of Parent (calculated assuming conversion or exercise of all securities convertible into or exercisable or exchangeable for voting securities of Parent). Other than as previously disclosed by the Company in any filing with the SEC prior to the date of this Agreement, since January 1, 2000, no executive officer or director of Parent, either in such capacity or in his or her individual capacity, has entered into any agreement or engaged in any transaction with any current or former employee, customer, distributor, vendor or any other person, except for any agreement or transaction pursuant to which Parent receives no direct or indirect benefit and undertakes no direct or indirect obligation.

      Section 4.24 Federal Healthcare Matters. The Company (i) is not currently excluded, debarred, or otherwise ineligible to participate in the Federal Healthcare Programs; (ii) has not been charged with or convicted of a criminal offense related to the provision of health care items or services and (iii) is not under investigation or otherwise aware of any circumstances which may result in the Company being excluded from participation in the Federal Healthcare Programs.

                                   ARTICLE 5.
                                    COVENANTS

      Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless Parent shall otherwise agree in writing, the Company will, and will cause each Company Subsidiary to, (A) conduct its operations only in the ordinary and usual course of business consistent with past practice and (B) subject to the prohibitions contained in Section 5.1.6, use its reasonable efforts to keep available the services of the current executive officers, key employees and consultants of the Company and each Company

Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with such of the customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations as is reasonably necessary to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law or the regulations or requirements of Nasdaq), and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

            Section 5.1.1 amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

            Section 5.1.2 (A) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options (other than options to purchase up to an aggregate of 50,000 shares of Company Common Stock to be granted pursuant to the Company's 1997 Stock Incentive Plan, in each case consistent with past practice), warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any Company Subsidiary, other than the issuance of Company Common Stock (and the related Company Rights) upon the exercise of Company Options or Company Warrants outstanding as of the date hereof in accordance with their terms as of the date hereof (or, if a Triggering Event (as defined in the Company Rights Agreement) by a party other than Parent or Merger Sub shall occur, the Company Rights), (B) amend, waive or modify any terms of any Company Options or Company Warrants, including, without limitation, by directly or indirectly increasing or reducing the exercise price of or the number of shares of Company Common Stock subject to any Company Option or Company Warrant (provided, however, that, solely with respect to this Section 5.1.2(B), Parent's prior written consent shall not be unreasonably withheld) or (C), sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of the Company or any Company Subsidiary, except pursuant to the Loan Agreement, existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly-owned Company Subsidiary and the Company or another wholly-owned Company Subsidiary;

            Section 5.1.3 declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting of its capital stock; provided, however, that the Company shall be permitted to pay dividends on the Series D Preferred Stock in accordance with the requirements of
Section 2 of the certificate of designations relating to the Series D Preferred Stock; and provided further, that any such dividends paid on the Series D-1 Preferred Stock shall be paid in shares of Company Common Stock to the fullest extent possible;

            Section 5.1.4 reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

            Section 5.1.5 (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice and any other acquisitions for consideration that do not exceed $100,000 in the aggregate for the Company and the Company Subsidiaries taken as a whole, (B) incur any indebtedness for borrowed money or issue any debt securities (other than pursuant to the Loan Agreement) or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Company Subsidiary) for borrowed money, except for indebtedness for borrowed money incurred in the ordinary course of business or other indebtedness for borrowed money with a maturity of not more than one year in a principal amount not, in the aggregate, in excess of $100,000 for the Company and the Company Subsidiaries taken as a whole, (C) (i) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract other than in the ordinary course of business consistent with past practice, (ii) enter into any Company Material Contract or (iii) grant any product warranty for a period longer than one year from the date of purchase to any customer of the Company, (D) make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of $100,000 for the Company and the Company Subsidiaries taken as a whole or (E) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1.5;

            Section 5.1.6 Except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Section 3.11.2 of the Company Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases in accordance with past practices in salaries or wages of employees of the Company or any Company Subsidiary which are not across-the-board increases); (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law or the terms of a collective bargaining agreement in existence on the date of this Agreement; or (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan.

            Section 5.1.7 (A) pre-pay any long-term debt, except in the ordinary course of business in an amount not to exceed $25,000 in the aggregate for the Company and the Company Subsidiaries taken as a whole, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms and except as contemplated by the Loan Agreement, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, (C) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice or (D) vary the Company's inventory practices in any material respect from the Company's past practices;

            Section 5.1.8 make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

            Section 5.1.9 waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration, except as expressly contemplated by Section 5.17;

            Section 5.1.10 make any material tax election or settle or compromise any material liability for Taxes;

            Section 5.1.11 take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

            Section 5.1.12 amend or modify, or propose to amend or modify, or otherwise take any action under, the Company Rights Agreement;

            Section 5.1.13 modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

            Section 5.1.14 write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries taken as a whole, in excess of $200,000, except for depreciation and amortization in accordance with GAAP consistently applied;

            Section 5.1.15 take any action to exempt or make not subject to (A) the provisions of Section 203 of the DGCL, (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (C) the Company Rights Agreement, any person or entity (other than Parent, Merger Sub or any Parent Subsidiary) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

            Section 5.1.16 take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in
Article 6 not being satisfied; or

            Section 5.1.17 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

      Section 5.2 Conduct of Business by Parent Pending the Closing. Except as set forth in Section 5.2 of the Parent Disclosure Schedule or as specifically permitted by any other provision of this Agreement, Parent shall not (unless required by applicable Law or any stock exchange regulations applicable to Parent), and shall not permit any Parent Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of the Company:

            Section 5.2.1 amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

            Section 5.2.2 declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Parent Subsidiary to Parent or to any other wholly-owned Parent Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

            Section 5.2.3 make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

            Section 5.2.4 waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration, except as expressly contemplated by Section 5.17;

            Section 5.2.5 take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

            Section 5.2.6 take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in
Article 6 not being satisfied; or

            Section 5.2.7 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

      Section 5.3 Cooperation. The Company and Parent shall coordinate and cooperate in connection with (A) the preparation of the Registration Statement, the Proxy Statement and any Other Filings, (B) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Merger, and (C) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement, the Proxy Statement or any Other Filings and timely seeking to obtain any such actions, consents, approvals or waivers.

      Section 5.4 Registration Statement; Proxy Statement.

            Section 5.4.1 As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and the Company shall file with the SEC a joint proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger and the meeting of Parent's stockholders to be held in connection with the issuance of shares of Parent Common Stock contemplated hereby (together with any amendments thereof or supplements thereto, the "Proxy Statement") and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Each of Parent and the Company shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC. Each of Parent and the Company will use all reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement and any Other Filings, and to cause the Registration Statement to become effective as promptly as practicable. Prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement, the Proxy Statement and any Other Filings. As promptly as practicable after the Registration Statement shall have become effective, each of the Company and Parent shall mail the Proxy Statement to its stockholders. The Proxy Statement shall (subject to the last sentence of Section 5.7.3 hereof) include
(i) the recommendation of the Company Board that adoption of the Agreement by the Company's stockholders is advisable and that the Company Board has determined that the Merger is fair and in the best interests of the Company's stockholders and (ii) the recommendation of the Parent Board in favor of the issuance of shares of Parent Common Stock contemplated hereby.

      Subject to the last sentence of Section 5.7.3 hereof, no amendment or supplement (other than pursuant to Rule 425 of the Securities Act with respect to releases made in compliance with Section 5.10 of this Agreement) to the Proxy Statement, the Registration Statement or any Other Filings will be made by Parent or the Company without the approval of the other party (which approval shall not be unreasonably withheld or delayed). Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement, the Registration Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

      If at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement or any Other Filing, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder, and other applicable Law.


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
      If at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement or any Other Filing, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder and other applicable Law.

      Section 5.5 Stockholders' Meetings.

            Section 5.5.1 The Company shall call and hold a meeting of its stockholders (the "Company Stockholders' Meeting") as promptly as practicable for the purpose of voting upon the approval of the Merger, and the Company shall use its best efforts to hold the Company Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective. The Company's obligation under this Section 5.5.1 shall not be affected in any way as a result of any change in the Company Recommendation permitted by Section 5.7.3.

            Section 5.5.2 Parent shall call and hold a meeting of its stockholders (the "Parent Stockholders' Meeting") as promptly as practicable for the purpose of voting upon the approval of the Share Issuance, and Parent shall use its best efforts to hold the Parent Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective.

      Section 5.6 Access to Information; Confidentiality.

            Section 5.6.1 Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any Company Subsidiary is a party (which such person shall use its reasonable best efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, the "Company Representatives") to (A) provide to Parent and


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Merger Sub and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, the "Parent Representatives") access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request, except in each case for information relating to the Company's pending patent applications and trade secrets.

      Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Parent or any Parent Subsidiary is a party (which such person shall use its reasonable best efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, Parent shall, and shall cause each Parent Subsidiary and each Parent Representative to (A) provide to the Company and the Company Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request, except in each case for information relating to Parent's pending patent applications and trade secrets.

      No investigation conducted pursuant to this Section 5.6.1 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

            Section 5.6.2 With respect to the information disclosed pursuant to
Section 5.6.1, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement previously executed by the Company and Parent (the "Confidentiality Agreement").

      Section 5.7 No Solicitation of Transactions.

            Section 5.7.1 None of the Company or any Company Subsidiary shall, directly or indirectly, take (and the Company shall not authorize or permit the Company Representatives or, to the extent within the Company's control, other affiliates to take) any action to (A) encourage (including by way of furnishing non-public information), solicit, initiate


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or facilitate any Acquisition Proposal, (B) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or (C) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the obtaining of the Company's stockholders' approval of the Merger, the Company Board determines in good faith, after consultation with outside counsel, that it would otherwise constitute a breach of the directors' fiduciary duties to stockholders, the Company may, in response to a Superior Proposal and subject to the Company's compliance with Section 5.5.1 and Section 5.7.2, (x) furnish information with respect to the Company and the Company Subsidiaries to the person making such Superior Proposal pursuant to a customary confidentiality agreement the benefits of the terms of which are no more favorable to the other party to such confidentiality agreement than those in place with Parent and (y) participate in discussions with respect to such Superior Proposal. Upon execution of this Agreement, the Company shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Company be returned.

            Section 5.7.2 The Company shall, as promptly as practicable (and in no event later than 24 hours after receipt thereof), advise Parent of any inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to Merger Sub a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing and shall keep Parent fully informed on a prompt basis with respect to any developments with respect to the foregoing.

            Section 5.7.3 Neither the Company Board nor any committee thereof shall (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or such committee of the


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adoption and approval of the Merger (the "Company Recommendation") and the
matters to be considered at the Company Stockholders' Meeting, (B) other than the Merger, approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (C) other than the Merger, cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal. Nothing contained in this Section 5.7 shall prohibit the Company (x) from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (y) in the event that a Superior Proposal is made and the Company Board determines in good faith, after consultation with outside counsel, that it would otherwise constitute a breach of its fiduciary duty to stockholders, from withdrawing or modifying its recommendation of the Merger no earlier than five business days following the day of delivery of written notice to Parent of its intention to do so, so long as the Company continues to comply with all other provisions of this Agreement including, without limitation, Section 5.5.1 hereof.

      Section 5.8 Appropriate Action; Consents; Filings.

            Section 5.8.1 The Company and Parent shall use their reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and each Ancillary Agreement as promptly as practicable, (B) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated herein and therein, including, without limitation, the Merger, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and each Ancillary Agreement and the Merger required under (x) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws and (y) any other applicable Law; provided, that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith and, provided, however, that


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nothing in this Section 5.8.1 shall require Parent to agree to (AA) the imposition of conditions, (BB) the requirement of divestiture of assets or property or (CC) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement and each Ancillary Agreement. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the consummation of the Merger, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

            Section 5.8.2 The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement and each Ancillary Agreement, (B) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time or (D) otherwise referenced in Section 6.1.4 or Section 6.2.3. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.8.2, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

            Section 5.8.3 From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent in writing of any pending or, to the knowledge of the Company, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other person (A) challenging or seeking material damages in connection with the Merger or the conversion of Company Stock into Parent Common Stock pursuant to the Merger or
(B) seeking to restrain or prohibit the consummation of the Merger or


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otherwise limit the right of Parent or any Parent Subsidiary to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary, which in either case would reasonably be expected to have a Company Material Adverse Effect prior to or after the Effective Time or a Parent Material Adverse Effect after the Effective Time.

      Section 5.9 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (A) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied or (B) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or any Ancillary Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this
Section 5.9 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

      Section 5.10 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any listing agreement with Nasdaq.

      Section 5.11 Stock Exchange Listing. Parent shall promptly prepare and submit to Nasdaq and any other applicable exchange a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its reasonable best efforts to cause such shares to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

      Section 5.12 Employee Benefit Matters. With respect to any Parent Benefit Plan in which any director, officer or employee of the Company or any Company Subsidiary (the "Company Employees") will participate effective as of the Effective Time, Parent shall, or shall


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
cause the Surviving Corporation to, recognize all service of the Company Employees with the Company or a Company Subsidiary, as the case may be, for purposes of eligibility for participation in, but not for purposes of benefit accrual, in any such Parent Benefit Plan; provided, however, that with regard to vacation, on and after the Effective Time, Parent shall provide, or shall cause to be provided, each Company Employee with credit for service under the Parent vacation policy pursuant to the terms of such policy as may be amended from time to time. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder ("Section 16") of shares of Parent Common Stock or options to acquire Parent Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

      Section 5.13 Indemnification of Directors and Officers.

            Section 5.13.1 Parent and the Surviving Corporation agree that the indemnification obligations set forth in the Company Certificate and Company By-laws shall survive the Merger (and, prior to the Effective Time, Parent shall cause the Certificate of Incorporation and By-laws of Merger Sub to reflect such provisions) and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any individual who on or prior to the Effective Time was a director, officer, trustee, fiduciary, employee or agent of the Company or any Company Subsidiary or who served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by Law.

            Section 5.13.2 For six years from the Effective Time, the Surviving Corporation shall provide to the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent


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
insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 150% of the last annual premium paid prior to the date of this Agreement, which premium the Company represents and warrants to be approximately $315,000. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 5.13, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder. The obligations under this Section 5.13 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.13 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.13 applies shall be third party beneficiaries of this Section 5.13).

            Section 5.13.3 In the event Parent or the Surviving Corporation (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.13.

      Section 5.14 Plan of Reorganization. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulation
Section 1.368-2(g). Each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

      Section 5.15 Affiliate Agreements. The Company shall, within five business days of the date hereof, deliver to Parent a list (reasonably satisfactory to counsel for Parent)


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setting forth the names of all persons who are expected to be, at the time of the Company Stockholders' Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing the list. The Company shall use its reasonable best efforts to cause each person who is identified as an affiliate in the list furnished or supplemented pursuant to this Section 5.15 to execute a written agreement, as soon as practicable after the date hereof, as to such person's prospective compliance with the restrictions imposed by Rule 145 under the Securities Act on transfer of the shares of Parent Common Stock received by such person in the Merger.

      Section 5.16 Company Rights Agreement. The Company covenants and agrees that it will not (i) redeem the Company Rights, (ii) amend the Company Rights Agreement or (iii) take any action which would allow any person (as defined in the Company Rights Agreement) other than Parent, Merger Sub or any Parent Subsidiary to acquire beneficial ownership (for purposes of this Section 5.16, as defined in the Company Rights Agreement) of 20% or more of the outstanding shares of Company Common Stock without causing a Distribution Date or a Triggering Event (as each such term is defined in the Company Rights Agreement) to occur.

      Section 5.17 Patent Litigation and Administrative Proceedings.

            Section 5.17.1 Patent litigation counsel for both parties shall, within one day of execution of this Agreement or as soon thereafter as possible, cooperate in good faith to jointly file papers in the U.S. District Courts for the Central District of California and the District of Delaware, requesting that an immediate stay of all proceedings be entered in the following civil actions:
C.D. Cal. Case Nos. CV 00-4988-CBM and CV 02-5888-CBM, and D. Del. Case No. 01-203-SLR. The duration of each requested stay shall be through and including August 31, 2003. Before seeking the stay in Delaware, counsel for Parent shall exercise all reasonable efforts to acquire IBM Corporation's consent to stay all further proceedings in Delaware. As part of the requested stays, the parties shall request that the courts cease all further activity in the cases during the period of stay, including refraining from issuing any further opinions or orders on issues already previously submitted for decision. In the event that the Merger is not consummated within the duration of the first stay to be obtained, and if both parties believe that


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an extension of the stays would be justified or desirable, then patent litigation counsel shall cooperate to request appropriate extensions of the stays in each forum.

            Section 5.17.2 Upon execution of this Agreement, patent prosecution counsel for both parties shall immediately confer in good faith for the purpose of seeking to stay opposition proceedings in the European Patent Office, and will file papers as soon as practicable jointly requesting either that the opposition proceeding No. IK/I-12053, be stayed through and including August 31, 2003 or until further notice (if possible) or that any impending filing deadlines be extended by at least six months.

            Section 5.17.3 Within three days after consummation of the Merger,
(i) patent litigation counsel for both parties shall cooperate in good faith to jointly file papers in all of the stayed litigations requesting dismissal with prejudice of all claims, counterclaims and cross-claims (if any), and before seeking such dismissal in Delaware, counsel for Parent shall exercise all reasonable efforts to acquire IBM Corporation's consent to such dismissal; (ii) patent prosecution counsel for both parties shall seek dismissal with prejudice (or similar terminating relief) of all opposition proceedings; and (iii) in accordance with 35 U.S.C. Section 135(c) and 37 C.F.R. Sections 1.661 and
1.666, the parties shall promptly jointly submit a copy of this Agreement to the United States Patent Office in Interference Nos. 104,643, 104,644, and 104,645.

            Section 5.17.4 Subject to Section 5.17.5, if for any reason this Agreement is terminated by either party prior to consummation of the Merger, then, upon five days' written notice by the party seeking to lift the stays, that party may unilaterally request that the stays in each of the litigations be immediately lifted and may also immediately request a status conference.

            Section 5.17.5 As part of the stay requested in C.D. Cal. Case Nos. CV 00-4988-CBM pursuant to Section 5.17.1, the parties shall jointly request that the court reserve the earliest available trial date no earlier than November 30, 2003; provided, however, that if this Agreement is terminated pursuant to Section 7.1.4, 7.1.5, 7.1.6 or 7.1.7, the Company agrees and hereby stipulates that it will not thereafter request, suggest or justify a trial date any earlier than February 29, 2004, and hereby agrees to take all necessary and reasonable steps to seek from the court an additional three-month extension of the trial date under these circumstances.


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            Section 5.17.6 Within one day of the execution of this Agreement or as soon thereafter as practicable, patent litigation counsel for both parties shall jointly stipulate and request that the Company be immediately relieved from the Delaware court's requirement that it post a bond as security for the damage award due Parent, without prejudice to possible future reinstatement; provided, however, that as part of that stipulation, the Company shall also stipulate to an immediate reimposition of the previous bond requirement should the stay in Delaware be lifted prior to consummation of the Merger upon termination of this Agreement for any reason, without any further obligation or requirement of Parent to act. Parent's counsel shall promptly exercise all reasonable efforts to acquire IBM Corporation's consent to effectuate this relief, if such consent is deemed necessary or desirable to do so.

      Section 5.18 Board of Directors. Parent agrees to increase the size of the Parent Board and shall have validly elected directors such that immediately following the Effective Time, the Parent Board shall consist of nine directors, including Robert Duggan and one other individual to be proposed by the Company as soon as practicable after the date of this Agreement and satisfactory to Parent.

      Section 5.19 Termination of 401(k) Plan. At the request of Parent, the Company shall, effective not later than the day immediately prior to the day on which the Effective Time occurs, terminate the Company's 401(k) Plan (the "401(k) Plan") and no further contributions shall be made to the 401(k) Plan. The Company shall provide to Parent and Merger Sub (i) executed resolutions by the Company Board authorizing the termination and (ii) an executed amendment to the 401(k) Plan sufficient to assure compliance with all applicable requirements of the Internal Revenue Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan will be maintained at the time of termination.

      Section 5.20 Employee Stock Purchase Plan. Effective as of the date hereof, the Company Board, or, if appropriate, any committee of the Company Board administering the Company's Employee Stock Purchase Plan (the "ESPP")), shall adopt such resolutions or take such other actions as may be required to provide that (i) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (ii) no offering period shall be commenced after the date of this Agreement, (iii) each participant's outstanding right to purchase shares of Company Common Stock under the ESPP shall terminate


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on the day immediately prior to the day on which the Effective Time occurs, provided that all amounts allocated to each participant's account under the ESPP as of such date shall thereupon be used to purchase from the Company whole shares of Company Common Stock at the applicable price determined under the terms of the ESPP for then-outstanding offering periods using such date as the final purchase date for each such offering period, and (iv) the ESPP shall terminate immediately following the purchases of Company Common Stock on the day prior to the day on which the Effective Time occurs.

                                   ARTICLE 6.
                               CLOSING CONDITIONS

      Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

            Section 6.1.1 Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

            Section 6.1.2 Stockholder Approval. This Agreement and the Merger and the other transactions contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of the Company and by the requisite vote of the stockholders of Parent, to the extent, in each case, that stockholder approval is required under the DGCL or by Nasdaq.

            Section 6.1.3 No Order. No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement or any Ancillary Agreement.


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
            Section 6.1.4 Consents and Approvals. All consents, approvals and authorizations of any Governmental Entity set forth in Section 3.5.2, Section
4.5.2 or otherwise required to be set forth in the related sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall have been obtained, in each case, without (A) the imposition of conditions, (B) the requirement of divestiture of assets or property or (C) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent, except as would not be reasonably likely to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

            Section 6.1.5 Exchange Listing. The shares of Parent Common Stock issuable to the Company's stockholders in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

            Section 6.1.6 Litigation Stays. Each of the patent litigation stays referred to in Section 5.17.1 shall have been obtained and remain in full force and effect.

      Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

            Section 6.2.1 Representations and Warranties. Each of (i) the representations and warranties of the Company contained in this Agreement and each Ancillary Agreement (other than the Loan Agreement) that are qualified by Company Material Adverse Effect shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (ii) the representations and warranties of the Company contained in this Agreement and each Ancillary Agreement (other than the Loan Agreement) which are not so qualified (including, without limitation, those which are qualified by the phrase "material") shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only remain true and correct as of such date), except to the extent that the failure of any such representation or warranty to be true and correct has not had and could not reasonably be likely


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to have a Company Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

            Section 6.2.2 Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement and each Ancillary Agreement (other than the Loan Agreement) to be performed or complied with by it on or prior to the Effective Time, except to the extent that such nonperformance or noncompliance has not had and could not reasonably be likely to have a Company Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

            Section 6.2.3 Consents and Approvals. All consents, approvals and authorizations listed on Schedule 6.2.3 or of any person other than a Governmental Entity required to be set forth in Section 3.5 or Section 4.5 or the related sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall have been obtained in each case, without (A) the imposition of conditions, (B) the requirement of divestiture of assets or property or (C) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent, except as has not had and could not reasonably be likely to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

            Section 6.2.4 Material Adverse Change. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Change.

            Section 6.2.5 Court Proceedings. No action or claim shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement, (B) cause any of the transactions contemplated by this Agreement or any Ancillary Agreement to be rescinded following consummation thereof or (C) materially adversely affect the right or powers of Parent to own, operate or control the Company, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.


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
      Section 6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

            Section 6.3.1 Representations and Warranties. Each of (i) the representations and warranties of Parent contained in this Agreement and each Ancillary Agreement (other than the Loan Agreement) that are qualified by Parent Material Adverse Effect shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (ii) the representations and warranties of Parent contained in this Agreement and each Ancillary Agreement (other than the Loan Agreement) which are not so qualified (including, without limitation, those which are qualified by the phrase "material") shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only remain true and correct as of such date), except to the extent that the failure of any such representation or warranty to be true and correct has not had and could not reasonably be likely to have a Parent Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

            Section 6.3.2 Agreements and Covenants. Parent shall have performed or complied with all agreements and covenants required by this Agreement and each Ancillary Agreement (other than the Loan Agreement) to be performed or complied with by it on or prior to the Effective Time, except to the extent that such nonperformance or noncompliance has not had and could not reasonably be likely to have a Parent Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

                                   ARTICLE 7.
                        TERMINATION, AMENDMENT AND WAIVER

      Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and Parent:

            Section 7.1.1 By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

            Section 7.1.2 By either the Company or Parent if the Merger shall not have been consummated prior to August 31, 2003 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section
7.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

            Section 7.1.3 By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or any Ancillary Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.8);

            Section 7.1.4 By either Parent or the Company if the approval by the stockholders of the Company required for the consummation of the Merger or the other transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders of the Company or at any adjournment thereof; provided, however, that if this Agreement is then terminable pursuant to Section 7.1.5 by Parent, the Company shall not have a right to terminate under this Section 7.1.4;

            Section 7.1.5 By Parent if (A) the Company Board shall have withdrawn, or adversely modified, or failed upon Parent's request to reconfirm its recommendation of the Merger or this Agreement (or determined to do so); (B) the Company Board shall have determined to recommend to the stockholders of the Company that they approve an Acquisition Proposal other than that contemplated by this Agreement or shall have determined to accept a Superior Proposal; (C) a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 35% or more of the outstanding shares of Company Common Stock and/or securities convertible into or exercisable or exchangeable for

35% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Company Board fails to recommend that the stockholders of the Company not tender their shares in such tender or exchange offer; (D) any person (other than Parent or an affiliate of Parent) or group becomes the beneficial owner of 35% or more of the outstanding shares of Company Common Stock; or (E) for any reason the Company fails to call or hold the Company Stockholders' Meeting by the Termination Date;

            Section 7.1.6 By the Company, if the Company Board determines to accept a Superior Proposal, but only after the Company (A) holds the Company Stockholders' Meeting and has failed to obtain the stockholder approval required for consummation of the Merger and the other transactions contemplated hereby, and (B) fulfills its obligations under Section 7.2 hereof upon such termination (provided that the Company's right to terminate this Agreement under this Section 7.1.6 shall not be available if the Company is then in breach of Section 5.7);

            Section 7.1.7 By Parent, if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Change and such Company Material Adverse Change is not cured within 10 days after written notice thereof or if
(A)(1) there shall be breached any covenant or agreement on the part of a party other than Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement (other than the Loan Agreement) or (2) any representation or warranty of a party other than Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement (other than the Loan Agreement) shall have become untrue,
(B) such breach or misrepresentation is not cured within 10 days after written notice thereof and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.2.1 or Section 6.2.2 not to be satisfied;

            Section 7.1.8 By the Company, if (A)(1) Parent has breached any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement or (2) any representation or warranty of Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement shall have become untrue, (B) such breach or misrepresentation is not cured within 10 days after written notice thereof and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.3.1 or
Section 6.3.2 not to be satisfied; or

            Section 7.1.9 By either Parent or the Company if the approval by the stockholders of Parent required for the Share Issuance or the other transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders of Parent or at any adjournment thereof.

      Section 7.2 Effect of Termination.

            Section 7.2.1 Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors except (x) with respect to Section 5.6.2,
Section 5.10, Section 5.17 this Section 7.2 and Article 8 and (y) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement or any Ancillary Agreement.

            Section 7.2.2 Parent Expenses. Parent and the Company agree that if this Agreement is terminated pursuant to Section 7.1.4, 7.1.5, 7.1.6 or 7.1.7, then the Company shall pay Parent an amount equal to the sum of Parent's Expenses up to an amount equal to $1,250,000.

            Section 7.2.3 Company Expenses. Parent and the Company agree that if this Agreement is terminated pursuant to Section 7.1.8 or Section 7.1.9 then Parent shall pay to the Company an amount equal to the sum of the Company's Expenses up to an amount equal to $1,250,000.

            Section 7.2.4 Payment of Expenses. Payment of Expenses pursuant to
Section 7.2.2 or Section 7.2.3 shall be made not later than two business days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 90th day after such party delivers such notice of demand for payment).

            Section 7.2.5 Termination Fee.

                  Section 7.2.5.1 In addition to any payment required by the foregoing provisions of this Section 7.2, (A) in the event that this Agreement is terminated pursuant to Section 7.1.5, Section 7.1.6 or Section 7.1.7, then the Company shall pay to Parent immediately prior to such termination, in the case of a termination by the Company, or within two business days thereafter, in the case of a termination by Parent, a termination fee of $2,500,000 (provided, however, that this amount shall be reduced by and to the extent of any payment of Parent expenses pursuant to Section 7.2.2) and (B) in the event that this Agreement is terminated pursuant to Section 7.1.4, and an Acquisition Proposal has been publicly announced and not expressly and publicly withdrawn prior to the Company Stockholders' Meeting, then the Company shall pay Parent, no later than two days after the earlier to occur of (x) the date the Company or any Company Subsidiary enter into an agreement concerning a transaction that constitutes an Acquisition Proposal, provided that such agreement is entered into within 12 months of the termination of this Agreement or (y) the date any person or persons (other than Parent) purchases at least a majority of the consolidated assets or Equity Interests of the Company and the Company Subsidiaries, provided that any tender, exchange or other offer or arrangement for the Company's voting securities is first publicly announced within 12 months of the termination of this Agreement, a termination fee of $2,500,000 (provided, however, that this amount shall be reduced by and to the extent of any payment of Parent expenses pursuant to Section 7.2.2).

                  Section 7.2.5.2 In addition to any payment required by the foregoing provisions of this Section, in the event that this Agreement is terminated pursuant to Section 7.1.8, then Parent shall pay to the Company, within two business days thereafter, a termination fee of $2,500,000 (provided, however, that this amount shall be reduced by and to the extent of any payment of Company expenses pursuant to Section 7.2.3).

            Section 7.2.6 All Payments. All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

      Section 7.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the

Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      Section 7.4 Waiver. At any time prior to the Effective Time, any party hereto may (A) extend the time for the performance of any of the obligations or other acts of the other party hereto, (B) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (C) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

      Section 7.5 Fees and Expenses. Subject to Section 7.2.1, Section 7.2.2 and
Section 7.2.3 hereof, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that each of Parent and the Company shall pay one-half of the expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement.

                                   ARTICLE 8.
                               GENERAL PROVISIONS

      Section 8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      Section 8.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

      If to Parent or Merger Sub, addressed to it at:

      Intuitive Surgical, Inc.
      950 Kifer Road
      Sunnyvale, California 94086
      Facsimile:  (408) 523-1390
      Attention:  Lonnie M. Smith, President and Chief Executive Officer

      with a mandated copy (which shall not constitute notice) to:

      Latham & Watkins LLP
      505 Montgomery Street, Suite 1900
      San Francisco, California 94111-2562
      Facsimile:  (415) 395-8095
      Attention:  John M. Newell, Esq.

      If to the Company, addressed to it at:

      Computer Motion, Inc.
      130-B Cremona Drive
      Santa Barbara, California 93117
      Facsimile:  (805) 968-4920
      Attention: Robert W. Duggan, Chairman of the Board and Chief Executive Officer

      with a mandated copy (which shall not constitute notice) to:

      Stradling Yocca Carlson & Rauth
      302 Olive Street
      Santa Barbara, California 93101
      Facsimile:  (805) 564-1044
      Attention:  David E. Lafitte, Esq.

      Section 8.3 Certain Definitions. For purposes of this Agreement, the term:

      "AFFILIATE" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person;

      "ACQUISITION PROPOSAL" means any offer or proposal concerning any (A) merger, consolidation, business combination, or similar transaction involving the Company or any Company Subsidiary, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company or any Company Subsidiary representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries, (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 20% or more of the voting power of the Company or (D) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of the Company or (E) any combination of the foregoing (other than the Merger); provided, however, that for purposes of Section 7.2.5.1(B)(x), the 20% figures stated in this definition of "Acquisition Proposal" shall instead be 50%.

      "ANCILLARY AGREEMENTS" means the Company Support Agreements, the Parent Support Agreements and the Loan Agreement.

      "BENEFICIAL OWNERSHIP" (and related terms such as "beneficially owned" or "beneficial owner") has the meaning set forth in Rule 13d-3 under the Exchange Act.

      "BLUE SKY LAWS" means state securities or "blue sky" laws.

      "BUSINESS DAY" means any day other than a day on which the SEC shall be closed.

      "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

      "COMPANY ALLOCABLE SHARES" means (x) the Parent Total Fully Diluted Shares divided by 0.68, minus (y) the Parent Total Fully Diluted Shares.

      "COMPANY MATERIAL ADVERSE CHANGE" means any event, development or change affecting, or condition having an effect on, the Company and the Company Subsidiaries that is material to the assets, liabilities, business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, which arises out of or relates to (i) any forfeiture, impairment, invalidity or diminution in value of the Material Company Intellectual Property which is unrelated to any litigation, dispute or proceeding between Parent and the Company; (ii) any violation of Section 5.1.2(A) or (iii) the incurrence by the Company or any of the Company Subsidiaries of any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than pursuant to the Loan Agreement, except in the case of any of the events listed in clauses (i), (ii) or (iii) of this definition that would not, individually or in the aggregate, reasonably be likely to result in a Company Material Adverse Effect.

      "COMPANY MATERIAL ADVERSE EFFECT" means any change affecting, or condition having an effect on, the Company and the Company Subsidiaries that is, or would reasonably be likely to be, materially adverse to the assets, liabilities, business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, other than any change or condition relating to the economy or securities markets in general, or the industry in which the Company operates in general, and not specifically relating to the Company.

      "COMPANY TOTAL FULLY DILUTED SHARES" means, as of immediately prior to the consummation of the Merger, the sum of (x) the number of shares of Company Common Stock outstanding, (y) the number of shares of Company Common Stock into which any outstanding convertible or exchangeable securities (including any outstanding Company Preferred Stock) may be converted or exchanged, and (z) the number of shares of Company Common Stock issuable upon exercise of all outstanding Company Options and Company Warrants (whether or not such convertible or exchangeable securities or Company Options or Company Warrants are then convertible, exchangeable or exercisable, and regardless of the conversion, exchange or exercise price of any such securities), but excluding for purposes of this calculation (if then outstanding) the shares of Company Common Stock issuable upon exercise of the Company Warrants to acquire 396,578 shares of Company Common Stock at $4.57 per share, and excluding the shares of Company Common Stock issuable upon exercise of the Company Warrants to acquire 252,836 shares of Company Common Stock at $7.71 per share.

      "CONTRACTS" means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any company is a party or to which any of the assets of the companies are subject, whether oral or written, express or implied.

      "CONTROL" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

      "ENVIRONMENTAL LAWS" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, wetlands, pollution or contamination.

      "ENVIRONMENTAL PERMITS" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

      "EQUITY INTEREST" means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

      "ERISA AFFILIATE" shall mean any entity or trade or business (whether or not incorporated) other than the Company that together with the Company is considered under common control and treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.

      "EXCHANGE ACT" shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      "EXCHANGE RATIO" means the number obtained by dividing (x) the Company Allocable Shares by (y) the Company Total Fully Diluted Shares.

      "EXPENSES" includes all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereto.

      "GAAP" means generally accepted accounting principles as applied in the United States.

      "GOVERNMENTAL ENTITY" means domestic or foreign governmental, administrative, judicial or regulatory authority.

      "GROUP" is defined as in the Exchange Act, except where the context otherwise requires.

      "HAZARDOUS MATERIALS" means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

      "INTELLECTUAL PROPERTY" means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof.

      "IRS" means the United States Internal Revenue Service.

      "KNOWLEDGE" will be deemed to be present when the matter in question was brought to the attention of any officer of Parent or the Company, as the case may be.

      "LAW" means foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

      "OTHER FILINGS" means all filings made by or required to be made by, the Company or Parent, as the case may be, with the SEC other than the Registration Statement and the Proxy Statement.

      "PARENT MATERIAL ADVERSE EFFECT" means any change affecting, or condition having an effect on, Parent, Merger Sub and the Parent Subsidiaries that is, or would reasonably be likely to be, materially adverse to the assets, liabilities, business, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole, other than any change or condition relating to the economy or securities markets in general, or the industry in which Parent operates in general, and not specifically relating to Parent.

      "PARENT TOTAL FULLY DILUTED SHARES" means, as of immediately prior to the consummation of the Merger, the sum of (x) the number of shares of Parent Common Stock outstanding, (y) the number of shares of Parent Common Stock into which any outstanding convertible or exchangeable securities (including any outstanding Parent Preferred Stock) may be converted or exchanged, and (z) the number of shares of Parent Common Stock issuable upon exercise of all outstanding Parent Options and warrants to purchase shares of Parent Common Stock (whether or not such convertible or exchangeable securities or Parent Options or warrants to purchase shares of Parent Common Stock are then convertible, exchangeable or exercisable, and regardless of the conversion, exchange or exercise price of any such securities).

      "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

      "SEC" means the Securities and Exchange Commission.

      "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      "SHARE ISSUANCE" means the issuance of Parent Common Stock pursuant to
Section 2.1.1.

      "SUBSIDIARY" or "SUBSIDIARIES" of Parent, the Company, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

      "SUPERIOR PROPOSAL" means a bona fide Acquisition Proposal made by a third party which was not solicited by the Company, any Company Subsidiary, any Company Representatives or any other affiliates and which, in the good faith judgment of the Company Board, taking into account, to the extent deemed appropriate by the Company Board, the various legal, financial and regulatory aspects of the proposal and the person making such proposal (A) if accepted, is reasonably likely to be consummated, and (B) if consummated would, based upon the written advice of the Company Financial Advisor, result in a transaction that is more favorable to the Company's stockholders, from a financial point of view, than the transactions contemplated by this Agreement.

      "TAXES" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees.

      "TAX RETURNS" means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

      Section 8.4 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

      "401(k) PLAN"                                    Section 5.19

      "AGREEMENT"                                      Preamble

      "CERTIFICATE OF MERGER"                          Section 1.2

      "CERTIFICATES"                                   Section 2.2.2

      "CERTIFICATE OF AMENDMENT"                       Section 5.5.1

      "CODE"                                           Recitals

      "COMPANY"                                        Preamble

      "COMPANY BENEFIT PLAN"                           Section 3.10.1

      "COMPANY BOARD"                                  Section 3.4.1

      "COMPANY BY-LAWS"                                Section 3.2

      "COMPANY CERTIFICATE"                            Section 3.2

      "COMPANY COMMON STOCK"                           Section 2.1.1.1

      "COMPANY DEFECT"                                 Section 3.22

      "COMPANY DISCLOSURE SCHEDULE"                    Article 3

      "COMPANY EMPLOYEES"                              Section 5.12

      "COMPANY FINANCIAL ADVISOR"                      Section 3.19

      "COMPANY FORM 10-K"                              Section 3.2

      "COMPANY MATERIAL CONTRACT"                      Section 3.13

      "COMPANY OPTIONS"                                Section 2.4

      "COMPANY PERMITS"                                Section 3.6

      "COMPANY PREFERRED STOCK"                        Section 2.1.1.2

      "COMPANY PRODUCT"                                Section 3.22

      "COMPANY RECOMMENDATION"                         Section 5.7.3

      "COMPANY REPRESENTATIVES"                        Section 5.6.1

      "COMPANY RIGHTS"                                 Section 2.1.1.1

      "COMPANY RIGHTS AGREEMENT"                       Section 2.1.1.1

      "COMPANY SEC FILINGS"                            Section 3.7.1

      "COMPANY PREFERRED STOCK"                        Section 2.1.1.2

      "COMPANY STOCK"                                  Section 2.1.1.2

      "COMPANY STOCKHOLDERS' MEETING"                  Section 5.5.1

      "COMPANY SUBSIDIARY"                             Section 3.1

      "COMPANY SUPPORT AGREEMENTS"                     Recitals

      "COMPANY WARRANTS"                               Section 2.1.1.3

      "CONFIDENTIALITY AGREEMENT"                      Section 5.6.2

      "D&O INSURANCE"                                  Section 5.13.2

      "DGCL"                                           Recitals

      "EFFECTIVE TIME"                                 Section 1.2

      "ESPP"                                           Section 5.20

      "EXCESS SHARES"                                  Section 2.2.5.1

      "EXCHANGE AGENT"                                 Section 2.2.1

      "EXCHANGE FUND"                                  Section 2.2.1

      "FEDERAL HEALTHCARE PROGRAMS"                    Section 3.24

      "LOAN AGREEMENT"                                 Recitals


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

      "MATERIAL COMPANY INTELLECTUAL PROPERTY"         Section 3.16

      "MATERIAL PARENT INTELLECTUAL PROPERTY"          Section 4.16

      "MERGER"                                         Recitals

      "MERGER SUB"                                     Preamble

      "MERGER SUB BOARD"                               Section 4.4.1

      "MULTIEMPLOYER PLAN"                             Section 3.10.4

      "PARENT"                                         Preamble

      "PARENT BENEFIT PLAN"                            Section 4.10.1

      "PARENT BOARD"                                   Section 4.4.1

      "PARENT BY-LAWS"                                 Section 4.2

      "PARENT CERTIFICATE"                             Section 4.2

      "PARENT COMMON STOCK"                            Section 2.1.1.1

      "PARENT DEFECT"                                  Section 4.22

      "PARENT DISCLOSURE SCHEDULE"                     Article 4

      "PARENT FINANCIAL ADVISOR"                       Section 4.19

      "PARENT FORM 10-K"                               Section 4.2

      "PARENT MATERIAL CONTRACT"                       Section 4.13

      "PARENT OPTIONS"                                 Section 4.3

      "PARENT PERMITS"                                 Section 4.6

      "PARENT PREFERRED STOCK"                         Section 4.3

      "PARENT PRODUCT"                                 Section 4.22

      "PARENT REPRESENTATIVES"                         Section 5.6.1

      "PARENT SEC FILINGS"                             Section 4.7.1


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

      "PARENT STOCKHOLDERS' MEETING"                   Section 5.5.2

      "PARENT SUBSIDIARY"                              Section 4.1

      "PARENT SUPPORT AGREEMENTS"                      Recitals

      "PBGC"                                           Section 3.11.3

      "PROXY STATEMENT"                                Section 5.4.1

      "REGISTRATION STATEMENT"                         Section 5.4.1

      "SECTION 16"                                     Section 5.12

      "SERIES D CONVERTIBLE PREFERRED STOCK"           Section 3.3

      "SERIES D-1 CONVERTIBLE PREFERRED STOCK"         Section 3.3

      "SERIES D-2 CONVERTIBLE PREFERRED STOCK"         Section 3.3

      "SURVIVING CORPORATION"                          Section 1.1

      "TERMINATION DATE"                               Section 7.1.2

      Section 8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      Section 8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.


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
      Section 8.7 Entire Agreement. This Agreement (together with the Exhibits, Parent and Company Disclosure Schedules and the other documents delivered pursuant hereto), each Ancillary Agreement and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

      Section 8.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

      Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.13, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      Section 8.10 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

      Section 8.11 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

            Section 8.11.1 This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

            Section 8.11.2 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in
Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

            Section 8.11.3 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.3.

      Section 8.12 Disclosure. Any matter disclosed in any section of a party's Disclosure Schedule shall be considered disclosed for other sections of such Disclosure Schedule, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of a party's Disclosure Schedule in light of the disclosure made in such section. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

      Section 8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      Section 8.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                INTUITIVE SURGICAL, INC.

                                By:     /s/ Lonnie M. Smith
                                      -------------------------------------
                                      Name:  Lonnie M. Smith
                                      Title:  President and Chief Executive
                                      Officer

                                IRON ACQUISITION CORPORATION

                                By:      /s/ Lonnie M. Smith
                                      ------------------------------------
                                      Name:  Lonnie M. Smith
                                      Title:  President, Chief Executive Officer
                                      and Secretary

                                COMPUTER MOTION, INC.

                                By:        /s/ Robert W. Duggan
                                      -----------------------------------
                                      Name:  Robert W. Duggan
                                      Title:  Chairman of the Board and Chief
                                      Executive Officer